Exhibit 10

CREDIT AGREEMENT

dated as of

August 6, 2004

among

LONGS DRUG STORES CALIFORNIA, INC.

As Borrower

The LENDERS Party Hereto,

BANK OF AMERICA, N.A.

as Administrative Agent and Collateral Agent

BANK OF AMERICA, N.A.

FLEET NATIONAL BANK

as Issuing Banks

BANC OF AMERICA SECURITIES, LLC

as Lead Arranger and Bookrunner

WELLS FARGO FOOTHILL LLC

GENERAL ELECTRIC CAPITAL CORPORATION

as Co-Syndication Agents

THE CIT GROUP/BUSINESS CREDIT, INC.

CONGRESS FINANCIAL CORPORATION

as Co-Documentation Agents

(i)

(ii)

(iii)

EXHIBITS

A.	Assignment and Acceptance
B-1.	Revolving Notes
B-2.	Swingline Note
C.	Opinion of Counsel to Borrower
D.	Form of Compliance Certificate
E.	Borrowing Base Certificate

(iv)

SCHEDULES

1.1	Lenders and Commitments
1.2	Noteholders
1.3	Purchasers
2.22(a)	DDAs
2.22(b)	Credit Card Arrangements
2.22(c)	Blocked Accounts
2.22(f)	Disbursement Accounts
3.01	Corporate Information
3.05(c)(i)	Title to Properties; Real Estate Owned
3.05(c)(ii)	Leased Properties
3.06	Disclosed Matters
3.09	Taxes
3.12	Subsidiaries
3.13	Insurance
3.14	Labor Agreements
5.01	Website
5.01(i)	Financial Reporting Requirements
6.01	Indebtedness
6.02	Liens
6.04	Investments

(v)

CREDIT AGREEMENT dated as of August 6, 2004 among

LONGS DRUG STORES CALIFORNIA, INC., a California corporation, having its principal place of business at 141 North Civic Drive, Walnut Creek, California 94596; and

the LENDERS party hereto; and

BANK OF AMERICA, N.A. and FLEET NATIONAL BANK, as Issuing Banks, each a national banking association having a place of business at 100 Federal Street, Boston, Massachusetts 02110; and

BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent for the Lenders and the Other Secured Creditors, a national banking association having a place of business at 40 Broad Street, Boston, Massachusetts 02109, and

WELLS FARGO FOOTHILL and GENERAL ELECTRIC CAPITAL CORPORATION, as Co-Syndication Agents, and

THE CIT GROUP/BUSINESS CREDIT, INC. and CONGRESS FINANCIAL CORPORATION, as Co-Documentation Agents,

in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ACH” means automated clearing house transfers.

“Accounts” means “accounts” as defined in the UCC, and also all: accounts, accounts receivable, receivables, and rights to payment (whether or not earned by performance) for: property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of; services rendered or to be rendered; a policy of insurance issued or to be issued; a secondary obligation incurred or to be incurred; arising out of the use of a credit or charge card or information contained on or used with that card. The term “Accounts” shall also include Health-Care-Insurance Receivables.

“Additional Commitment Lender” has the meaning provided therefor in SECTION 2.02(a).

“Adjusted LIBO Rate” means, with respect to any LIBO Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate. The Adjusted LIBO Rate will be adjusted automatically as to all LIBO Rate Loans then outstanding as of the effective date of any change in the Statutory Reserve Rate.

“Administrative Agent” means Bank of America, in its capacity as administrative agent for the Lenders and the Other Secured Creditors hereunder.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Agreement” means this Credit Agreement, as modified, amended, supplemented or restated, and in effect from time to time.

“Agreement Value” means, for each Hedging Agreement, on any date of determination, an amount determined by the Administrative Agent equal to:

(a)	in the case of a Hedging Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedging Agreement, as if (i) such Hedging Agreement was being terminated early on such date of determination, (ii) such Loan Party or Subsidiary was the sole “Affected Party”, and (iii) the Administrative Agent was the sole party determining such payment amount (with the Administrative Agent making such determination pursuant to the provisions of the form of Master Agreement); or

(b)	in the case of a Hedging Agreement traded on an exchange, the mark-to-market value of such Hedging Agreement, which will be the unrealized loss on such Hedging Agreement to the Loan Party or Subsidiary of a Loan Party to such Hedging Agreement determined by the Administrative Agent based on the settlement price of such Hedging Agreement on such date of determination; or

(c)	in all other cases, the mark-to-market value of such Hedging Agreement, which will be the unrealized loss on such Hedging Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedging Agreement determined by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Loan Party or Subsidiary pursuant to such Hedging Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.

“Applicable Law” means, as to any Person: (i) all laws, statutes, rules, regulations, orders, or other requirements having the force of law and (ii) all court orders and injunctions, and/or similar rulings, in each instance ((i) and (ii)) of or by any Governmental Authority, or court, or tribunal which has jurisdiction over such Person, or any property of such Person, or of any other Person for whose conduct such Person would be responsible.

“Applicable Margin” means, initially, the rates for Prime Rate Loans and LIBO Loans, set forth in Level 1, below:

Level	Average Credit Extensions	Prime Rate Loans	LIBO Loans
1	Average Credit Extensions less than or equal to 60% of the lesser of (a) the Total Commitments, or (b) the Borrowing Base	0%	1.25%
2	Average Credit Extensions greater than 60% but less than or equal to 80% of the lesser of (a) the Total Commitments, or (b) the Borrowing Base	0%	1.50%
3	Average Credit Extensions greater than 80% of the lesser of (a) the Total Commitments, or (b) the Borrowing Base	0.25%	1.75%

The Applicable Margin shall be adjusted quarterly as of the first day of each Fiscal Quarter, based upon the Average Credit Extensions for the immediately preceding Fiscal Quarter. Upon the occurrence of an Event of Default, at the option of the Administrative Agent or at the direction of the Required Lenders, interest shall be determined in the manner set forth in SECTION 2.11.

“Appraisal Percentage” means 80%.

“Appraised Value” means the net appraised liquidation value of the Borrower’s Eligible Inventory as set forth in the Borrower’s books and records maintained in the ordinary course of business and of the Borrower’s Prescription Lists as determined from time to time by an independent appraiser reasonably satisfactory to the Administrative Agent.

“Arranger” means Banc of America Securities, LLC.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by SECTION 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Reserves” means such reserves as the Administrative Agent from time to time determines in the Administrative Agent’s reasonable discretion as being appropriate to reflect the impediments to the Agents’ ability to realize upon the Collateral. Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on (i) base rent provided for under Leases; (ii) Gift Certificates and Merchandise Credit Liability; (iii) customs, duties, and other costs to release Inventory which is being imported into the United States; (iv) outstanding customer deposits; (v) outstanding Taxes and other governmental charges, including, ad valorem, real estate, personal property, sales, and other Taxes which might have priority over the interests of the Collateral Agent in the Collateral; (vi) reserves for salaries, wages and benefits due to employees of the Borrower which might have priority under Applicable Law over the interests of the Collateral Agent in the Collateral; (vii) reserves for warehouseman’s or bailee’s charges (viii) outstanding Indebtedness under the Note Purchase Agreement and the Purchaser Notes, including, without limitation, principal, interest, fees, and any make-whole or prepayment premium, and (ix) accounts payable payment of which is overdue in accordance with their terms.

“Average Credit Extensions” means the average daily outstanding Credit Extensions for the immediately preceding Fiscal Quarter.

“Bank of America” means Bank of America, N.A., a national banking association.

“Blocked Account Agreements” has the meaning set forth in SECTION 2.22(c).

“Blocked Account Banks” means the banks with whom the Borrower has entered into Blocked Account Agreements.

“Blocked Accounts” has the meaning set forth in SECTION 2.22(c).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Longs Drug Stores California, Inc., a California corporation.

“Borrowing” means (a) the incurrence of Loans of a single Type, on a single date and having, in the case of LIBO Loans, a single Interest Period, or (b) a Swingline Loan.

“Borrowing Base” means, at any time of calculation, an amount equal to

(a)	the Credit Card Advance Rate multiplied by the face amount of Eligible Credit Card Receivables; plus

(b)	the Appraisal Percentage multiplied by the Appraised Value of Eligible Inventory, net of Inventory Reserves; plus

(c)	the Receivables Advance Rate multiplied by the face amount of Eligible Third Party Receivables; plus

(d)	the lesser of (i) eighty percent (80%) of the Appraised Value of Prescription Lists; or (ii) the difference between (A) the sum of the amounts available under clauses (a), (b), (c) and (e) (other than Availability Reserves described in Section 2.03(a)(i) hereof) divided by 0.70, and (B) the sum of the amounts available under clauses (a), (b), (c) and (e) (other than Availability Reserves described in Section 2.03(a)(i) hereof); minus

(e)	the then amount of all Availability Reserves.

“Borrowing Base Certificate” has the meaning assigned to such term in SECTION 5.01(e).

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with SECTION 2.04.

“Breakage Costs” has the meaning set forth in SECTION 2.20(b).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts, Charlotte, North Carolina or San Francisco, California are authorized or required by law to remain closed, provided that, when used in connection with a LIBO Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, (a) all expenditures made or costs incurred (whether made in the form of cash or other property) for the acquisition, improvement or repair of fixed or capital assets of the Parent and its Subsidiaries, in each case that are (or would be) set forth in a Consolidated statement of cash flows of the Parent and its Subsidiaries for such period prepared in accordance with GAAP as capital expenditures, and (b) Capital Lease Obligations incurred by the Parent and its Subsidiaries during such period.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” means an interest-bearing account established by the Borrower with the Administrative Agent at Fleet or Bank of America under the sole and exclusive dominion and control of the Administrative Agent designated as the “Longs Drug Cash Collateral Account”.

“Cash Dominion Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrower to maintain Excess Availability of at least 10% of the lesser of (a) the Total Commitments, or (b) the Borrowing Base. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing, unless otherwise agreed by the Administrative Agent (i) until such Event of Default has been cured or waived, and/or (ii) until Excess Availability has exceeded the amounts set forth above for sixty (60) consecutive days; provided that a Cash Dominion Event shall be deemed continuing at all times, unless otherwise agreed by the Administrative Agent (i) whether or not such Event of Default has been cured or waived, and/or (ii) whether or not Excess Availability has exceeded the amounts set forth above if a Cash Dominion Event occurs twice in any Fiscal Year.

“Cash Receipts” has the meaning provided therefor in SECTION 2.22(c).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“Change in Control” means, at any time, (a) during any period of twelve (12) months, individuals who at the beginning of such period constituted the board of directors of the Parent (together with any new directors whose election or appointment by such board of directors, was approved by a vote of a majority of the directors still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office; or (b) other than the Longs Related Entities, any person or group (within the meaning of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner (within the meaning of Rule 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as amended, except that such person shall be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) directly or indirectly of thirty-five percent (35%) or more of the total then outstanding voting power of the Voting Stock of the Parent on a fully diluted basis, whether as a result of the issuance of securities of the Parent, any merger, consolidation, liquidation or dissolution of the Parent, any direct or indirect transfers of securities or otherwise, or (c) the failure of the Parent at any time to own, directly or indirectly, 100% of the capital stock or other equity interests of the Borrower free and clear of all Liens (other than the Liens in favor of the Collateral Agent for the benefit of the Secured Parties under the Loan Documents).

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of SECTION 2.24(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” has the meaning provided therefor in SECTION 9.12.

“Charter Document” means, relative to any Loan Party, articles of incorporation, its by-laws and all voting trusts and similar arrangements to which such Loan Party is a party or which is applicable to its capital stock, and all other arrangements relating to the control or management of such entity.

“Closing Date” means the date on which the conditions specified in SECTION 4.01 are satisfied (or waived in accordance with SECTION 9.02).

“Code” means the Internal Revenue Code of 1986 and the Treasury regulations promulgated thereunder, as amended from time to time.

“Collateral” means all of the following assets of the Borrower: (a) all Accounts; (b) all Inventory; (c) all deposit accounts; (d) all documents, instruments, chattel paper, supporting obligations, letter-of-credit rights and commercial tort claims arising out of, or relating to, the Borrower’s Accounts and Inventory; (e) all general intangibles arising out of, or relating to, the Borrower’s Accounts and Inventory; (f) all customer lists, Prescription Lists and payment intangibles; (g) all books, records, and information relating to any of the foregoing (including, without limitation, prescription files), and all rights of access to such books, records, and information; (h) all insurance proceeds, refunds, and premium rebates, including, without limitation, proceeds of fire and credit insurance, with respect to any of the foregoing ((a) through (g)); (i) all liens, guaranties, rights, remedies, and privileges pertaining to any of the foregoing ((a) through (h)), including the right of stoppage in transit; and (j) any of the foregoing whether now owned or now due, or in which the Borrower has an interest, or hereafter acquired, arising, or to become due, or in which the Borrower obtains an interest, and all products, Proceeds, substitutions, and accessions of or to any of the foregoing.

“Collateral Agency Agreement” means that certain Collateral Agency Agreement and Intercreditor Agreement dated as of August 6, 2004 among the Borrower, the Administrative Agent, the Collateral Agent and the Noteholders.

“Collateral Agent” means Bank of America, in its capacity as collateral agent under the Security Documents.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Borrower in the ordinary course of business of the Borrower.

“Commitment” means, with respect to each Lender, the aggregate commitment of such Lender hereunder in the amount set forth opposite its name on Schedule 1.1 hereto or as may subsequently be set forth in the Register from time to time, as the same may be (i) reduced from time to time pursuant to SECTION 2.16 or (ii) increased from time to time pursuant to SECTION 2.02 hereof.

“Commitment Fee” has the meaning provided therefor in SECTION 2.13.

“Commitment Increase” has the meaning provided therefor in SECTION 2.02(a).

“Commitment Increase Date” has the meaning provided therefore in SECTION 2.02(c).

“Commitment Percentage” means, with respect to each Lender, that percentage of the Commitments of all Lenders hereunder in the amount set forth opposite its name on Schedule 1.1 hereto or as may subsequently be set forth in the Register from time to time, as the same may be (i) reduced from time to time pursuant to SECTION 2.16 or (ii) increased from time to time pursuant to SECTION 2.02 hereof.

“Concentration Account” has the meaning set forth in SECTION 2.22(c).

“Consent” means actual consent given by a Lender from whom such consent is sought, or the passage of ten (10) Business Days from receipt of written notice to a Lender from the Administrative Agent of a proposed course of action to be followed by the Administrative Agent without such Lender’s giving the Administrative Agent written notice of that Lender’s objection to such course of action.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, refers to the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Control” means the possession, directly or indirectly, of the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of a Person, or (b) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Cost” means the cost of purchases, as reported on the Borrower’s books and records, based upon the Borrower’s accounting practices which are in effect on the date of this Agreement. “Cost” does not include inventory capitalization costs or other non-purchase price charges (such as freight) used in the Borrower’s calculation of cost of goods sold.

“Credit Card Advance Rate” means 85%.

“Credit Card Notifications” has the meaning provided therefor in SECTION 2.22(c).

“Credit Extensions”, as of any day, shall be equal to the sum of (a) the principal balance of all Loans then outstanding, and (b) the then amount of the Letter of Credit Outstandings.

“DDAs” means any checking or other demand deposit account maintained by the Borrower.

“DDA Notification” has the meaning provided therefor in SECTION 2.22(c).

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Delinquent Lender” has the meaning therefor provided in SECTION 8.14.

“Delinquent Lender’s Future Commitment” has the meaning therefor provided in SECTION 8.14.

“Disbursement Accounts” has the meaning provided therefor in SECTION 2.22(f).

“dollars” or “$” refers to lawful money of the United States of America.

“Eligible Assignee” means a bank, insurance company, or other Person engaged in the business of making commercial loans having a combined capital and surplus in excess of

$300,000,000 or any Affiliate of any Lender, a Related Fund of any Lender, or any Person to whom a Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Lender’s rights in and to a material portion of such Lender’s portfolio of asset based credit facilities. In no event shall any Loan Party or its Affiliates be deemed an Eligible Assignee. For the purposes of this Agreement, “Related Fund” shall mean, with respect to any Person which is a fund that invests in loans, any other such fund managed by the same investment advisor as such Person or by an Affiliate of such Person or such advisor.

“Eligible Credit Card Receivables” means Accounts due to the Borrower on a non-recourse basis (other than chargebacks in the ordinary course by the credit card processors) from Visa, Mastercard, American Express Co., Discover, and other major credit card processors, in each case reasonably acceptable to the Administrative Agent as arise in the ordinary course of business, which have been earned by performance and are deemed by the Administrative Agent in its reasonable discretion to be eligible for inclusion in the calculation of the Borrowing Base. Without limiting the foregoing, unless otherwise approved by the Administrative Agent, none of the following shall be deemed to be Eligible Credit Card Receivables:

(a)	Accounts that have been outstanding for more than five (5) Business Days from the date of sale;

(b)	Accounts with respect to which the Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Collateral Agent, for its benefit and the ratable benefit of the Secured Parties, pursuant to the Security Documents and unasserted claims pursuant to the merchant bank agreement relating to the credit card account);

(c)	Accounts that are not subject to a first priority security interest in favor of the Collateral Agent, for the benefit of itself and the Secured Parties (it being the intent that chargebacks in the ordinary course by the credit card processors shall not be deemed violative of this clause);

(d)	Accounts which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

(e)	Accounts which the Administrative Agent determines in its reasonable discretion and in good faith to be uncertain of collection.

“Eligible Inventory” means, as of the date of determination thereof, (a) Eligible L/C Inventory, and (b) items of Inventory of the Borrower that are finished goods, merchantable and readily saleable to the public in the ordinary course deemed by the Administrative Agent in its reasonable discretion to be eligible for inclusion in the calculation of the Borrowing Base. Without limiting the foregoing, unless otherwise approved in writing by the Administrative Agent, none of the following shall be deemed to be Eligible Inventory:

(a)	Inventory that is not owned solely by the Borrower, or is leased or on consignment to the Borrower, or the Borrower does not have good and valid title thereto;

(b)	Inventory that is not located at a distribution center used by the Borrower in the ordinary course or at a property that is owned or leased by the Borrower (unless, in either case, such Inventory is Eligible L/C Inventory);

(c)	Inventory that represents (i) goods that are damaged, defective or otherwise unmerchantable, (ii) goods that do not conform in all material respects to the representations and warranties contained in this Agreement or any of the Security Documents, or (iii) goods identifiable to be returned to the vendor;

(d)	Inventory that is not located in the United States of America (excluding territories and possessions thereof) other than Eligible L/C Inventory;

(e)	Inventory that is not subject to a perfected first-priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties;

(f)	Inventory which consists of samples, labels, bags, packaging, and other similar non-merchandise categories;

(g)	Inventory which consists of dairy, produce or other perishable items;

(h)	Inventory that is obsolete, unusable or otherwise unavailable for sale;

(i)	Inventory as to which insurance in compliance with the provisions of SECTION 5.07 hereof is not in effect;

(j)	Inventory which has been sold but not yet delivered or as to which the Borrower has accepted a deposit; or

(k)	Inventory which is acquired in a Permitted Acquisition unless and until the Administrative Agent has completed an appraisal of such Inventory, establishes an inventory advance rate and Inventory Reserves (if applicable) therefor, and otherwise agrees that such Inventory shall be deemed Eligible Inventory.

“Eligible L/C Inventory” means, as of the date of determination thereof, without duplication of other Eligible Inventory, Inventory (a) not yet delivered to the Borrower, (b) the purchase of which is supported by a Commercial Letter of Credit having an expiry within sixty (60) days of such date of determination, (c) for which the document of title reflects the Borrower as consignee (along with delivery to the Borrower of the documents of title with respect thereto), (d) as to which the Collateral Agent has control over the documents of title which evidence ownership of the subject Inventory (such as, if requested by the Collateral Agent, by the delivery of a customs broker agency agreement, satisfactory to the Collateral Agent), and (e) which otherwise would constitute Eligible Inventory.

“Eligible Third Party Receivables” means Accounts due to the Borrower on a non-recourse basis from insurance companies, third party payers, direct customers and other Persons reasonably acceptable to the Administrative Agent as arise in the ordinary course of business, which have been earned by performance, have been adjudicated or are otherwise due to the Borrower for pharmacy related services and are deemed by the Administrative Agent in its reasonable discretion to be eligible for inclusion in the calculation of the Borrowing Base. Without limiting the foregoing, unless otherwise approved in writing by the Administrative Agent, none of the following shall be deemed to be Eligible Third Party Receivables:

(a)	Accounts that have been outstanding for more than ninety (90) days past the invoice date or that are more than sixty (60) days past due;

(b)	Accounts due from any insurance company to the extent that twenty-five percent (25%) or more of all Accounts from such insurance company are not Eligible Third Party Receivables under clause (a), above;

(c)	Accounts with respect to which the Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Collateral Agent, for its benefit and the ratable benefit of the Secured Parties, pursuant to the Security Documents);

(d)	Accounts that are not subject to a first priority security interest in favor of the Collateral Agent, for the benefit of itself and the Secured Parties;

(e)	Accounts which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

(f)	Accounts due from Medicare, Medicaid and other Governmental Authorities;

(g)	Accounts which are acquired in a Permitted Acquisition unless and until the Administrative Agent has completed an appraisal of such Accounts, establishes an advance rate and reserves (if applicable) therefor, and otherwise agrees that such Accounts shall be deemed Eligible Third Party Receivables; or

(h)	Accounts which the Administrative Agent determines in its reasonable discretion to be uncertain of collection.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, handling, treatment, storage, disposal, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of any Person directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Parent or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Parent or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Parent or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Parent or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in SECTION 7.01. An “Event of Default” shall be deemed to have occurred and to be continuing unless and until that Event of Default has been duly waived in writing or cured, in each case as provided in this Agreement.

“Excess Availability” means, as of any date of determination, the difference, if any, between (a) the lesser of the Borrowing Base or the Total Commitments, over (b) the outstanding Credit Extensions.

“Excluded Taxes” means, with respect to the Agents, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise Taxes imposed on (or measured by) its gross or net income (or minimum tax or similar tax imposed in lieu thereof) by the United States of America, or by the jurisdiction under the laws of which the Agent, Lender, Issuing Bank or such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or, in each case, any political subdivision thereof, (b) any branch profits Taxes imposed by any of the jurisdictions (or political subdivision thereof) referred to in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under SECTION 2.29(b)), any withholding Tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to SECTION 2.27(a), and (d) any withholding Tax that is attributable to any Lender’s failure to comply with SECTION 2.27(e) or SECTION 2.27(f).

“Existing Financing Agreement” means the Amended and Restated Credit Agreement dated as of October 12, 2001 among the Borrower, Bank of America, as Administrative Agent and Swing Line Lender, Fleet, as Syndication Agent and L/C Issuer and the lenders party thereto, as amended and in effect.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain fee letter by and among the Borrower, the Administrative Agent and the Arranger dated June 7, 2004, as amended as of the Closing Date and as such letter may from time to time thereafter be amended.

“Financial Officer” means, with respect to the Borrower, the chief financial officer, treasurer, controller or assistant corporate controller of the Borrower.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the last Thursday of each April, July, October or January of such Fiscal Year in accordance with the fiscal accounting calendar of the Borrower.

“Fiscal Year” means any period of twelve consecutive months ending on the last Thursday of January of any calendar year.

“Fleet” means Fleet National Bank, a national banking association.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary (a) that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia, and (b) all or substantially all of the property or assets of which are located outside of the United States.

“GAAP” means principles which are (a) consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made, and (b) consistently applied with past financial statements of the Parent and its Subsidiaries adopting the same principles.

“General Intangibles” shall have the meaning given that term in the UCC (but excluding the Other Intangibles).

“Gift Certificate and Merchandise Credit Liability” means, at any time, the aggregate face value at such time of (a) outstanding gift certificates and gift cards of the Borrower entitling the holder thereof to use all or a portion of the certificate to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits of the Borrower.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, mold, fungi or similar bacteria, and all other substances or wastes of any nature regulated pursuant to any Environmental Law, including any material listed as a hazardous substance under Section 101(14) of CERCLA.

“Health-Care-Insurance Receivables” shall have the meaning given that term in the UCC, and shall also mean an interest in, or claim under, a policy of insurance or otherwise which is a right to payment of a monetary obligation for health-care goods or services provided.

“Hedging Agreement” means any interest rate protection agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, foreign currency exchange agreement, commodity price protection agreement, or other interest or currency exchange rate or commodity price hedging arrangement designed to hedge against fluctuations in interest rates or foreign exchange rates.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (including any obligations which are without recourse to the credit of such Person) or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all Hedging Agreements, and (l) the principal and interest portions of all rental obligations of such Person under any Synthetic Lease, Tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing where such transaction is considered borrowed money indebtedness for Tax purposes but is classified as an operating lease in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning provided therefor in SECTION 9.03(b).

“Interest Payment Date” means (a) with respect to any Prime Rate Loan (including a Swingline Loan), the first day of each calendar month, and (b) with respect to any LIBO Loan, on the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, and, in addition, if such LIBO Loan has an Interest Period of greater than three months, on the last day of the third month of such Interest Period.

“Interest Period” means, with respect to any LIBO Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect by notice to the Administrative Agent in accordance with the provisions of this Agreement, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month during which such Interest Period ends) shall end on the last Business Day of the calendar month of such Interest Period, (c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date, and (d) notwithstanding the provisions of clause (c), no Interest Period shall, unless approved by the Administrative Agent and all of the Lenders, have a duration of less than one month, and if any Interest Period applicable to a LIBO Borrowing would be for a shorter period, such Interest Period shall not be available hereunder.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” shall have the meaning given that term in the UCC and shall also include, without limitation, all: (a) Goods (as defined in the UCC) which (i) are held by the Borrower for sale or lease or to be furnished under a contract of service, (ii) are furnished by the Borrower under a contract of service, or (iii) consist of raw materials, work in process, or materials used or consumed in a business; (b) Goods of said description in transit; (c) Goods of said description which are returned, repossessed and rejected; (d) packaging, advertising, and shipping materials related to any of the foregoing; and (e) Documents (as defined in the UCC) which represent any of the foregoing.

“Inventory Reserves” means such reserves as may be established from time to time by the Administrative Agent in the Administrative Agent’s reasonable discretion (after consultation with the Borrower (whose consent to any Inventory Reserve shall not be required)) with respect to the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as affect the market value of the Eligible Inventory. Without limiting the generality of the foregoing, Inventory Reserves may include (but are not limited to) reserves based on (i) obsolescence (including out-of-date and/or expired Inventory); (ii) seasonality; (iii) Shrink; (iv) imbalance; (v) change in Inventory character; (vi) change in Inventory composition; (vii) change in Inventory mix; (viii) markdowns (both permanent and point of sale); and (ix) retail markons and markups inconsistent with prior period practice and performance; industry standards; current business plans; or advertising calendar and planned advertising events.

“Investment” means (a) any stock, evidence of Indebtedness or other security of another Person, (b) any loan, advance, contribution to capital, extension of credit (except for current trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms) to another Person, (c) any purchase of (i) stock or other securities of another Person, or (ii) the assets comprising a division or business unit or a substantial part of the business of any Person (whether by purchase of assets or securities), (d) any commitment or option to make any such purchase, or (e) any other investment, in all cases whether now existing or hereafter made.

“Issuing Bank” means Bank of America and Fleet, each in its capacity as the issuer of Letters of Credit hereunder, and any successor to Bank of America or Fleet in such capacity (which may only be a Lender selected by the Administrative Agent in its discretion). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which the Borrower or any of its Affiliates are entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lenders” means the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement as set forth in SECTION 9.04(b).

“Letter of Credit” means a letter of credit that is (i) issued pursuant to this Agreement for the account of the Borrower, (ii) a Standby Letter of Credit or Commercial Letter of Credit, (iii) issued in connection with the purchase of Inventory by the Borrower and for other purposes for which the Borrower has historically obtained letters of credit, or for any other purpose that is reasonably acceptable to the Administrative Agent, and (iv) in form reasonably satisfactory to the Issuing Bank. All letters of credit issued by Fleet or Bank of America under the Existing Financing Agreement and outstanding on the Closing Date shall be deemed to have been issued hereunder and shall for all purposes be deemed to be “Letters of Credit” hereunder.

“Letter of Credit Fees” means the fees payable in respect of Letters of Credit pursuant to SECTION 2.14.

“Letter of Credit Outstandings” means, at any time, the sum of (a) with respect to Letters of Credit outstanding at such time, the aggregate maximum amount that then is or at any time thereafter may become available for drawing or payment thereunder, plus (b) all amounts theretofore drawn or paid under Letters of Credit for which the Issuing Bank has not then been reimbursed.

“LIBO Borrowing” means a Borrowing comprised of LIBO Loans.

“LIBO Loan” means any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“LIBO Rate” means, with respect to any LIBO Borrowing for any Interest Period, the rate per annum as determined on the basis of the offered rates for deposits in dollars, for a period of time comparable to such Interest Period which appears on the “Telerate Page 3750” as of 11:00 a.m. London time on the day that is two (2) Business Days preceding the first day of such Interest Period; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBO Rate shall be the rate (rounded upward, if necessary, to the nearest 1/16 of 1%), determined on the basis of the offered rates for deposits in dollars for a period of time comparable to such Interest Period which are offered by major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) Business Days preceding the first day of such Interest Period as selected by Administrative Agent. In the event that the Administrative Agent is unable to obtain any such quotation as provided above, it will be deemed that a LIBO Rate pursuant to a LIBO Borrowing cannot be obtained.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Line Fee” means, with respect to each Lender, a fee equal to 0.25% per annum (on the basis of actual days elapsed in a year of 360 days) of the average daily balance of the difference between (x) such Lender’s Commitment and (y) the sum of (i) such Lender’s Commitment Percentage multiplied by the principal amount of Revolving Loans (excluding Swingline Loans) then outstanding, and (ii) such Lender’s Commitment Percentage multiplied by the then Letter of Credit Outstandings for each day commencing on the date hereof and ending on but excluding the Termination Date.

“Loan Documents” means this Agreement, the Notes, the Letters of Credit, the Fee Letter, all Borrowing Base Certificates, the Collateral Agency Agreement, the Blocked Account Agreements, the DDA Notifications, the Credit Card Notifications, the Security Documents, and any other instrument or agreement now or hereafter executed and delivered in connection herewith, or in connection with any transaction arising out of any cash management, depository, investment, letter of credit, Hedging Agreement, or other banking or financial services provided by the Administrative Agent or any of its Affiliates, each as amended and in effect from time to time.

“Loan Party” or “Loan Parties” means the Borrower and each other Person which hereafter becomes a borrower or guarantees the Obligations.

“Loans” means all loans at any time made to the Borrower or for account of the Borrower pursuant to this Agreement.

“Longs Related Entities” means (i) R.M. Long or the descendants of V.M. Long or R.M. Long, (ii) any trustee, personal representative, attorney-in-fact, proxyholder or other representative or agent acting for the descendants of either, (iii) The Thomas J. Long Foundation, (iv) the J.M. Long Foundation, and (v) any deferred compensation plan or other employee benefit plan established by the Borrower or the Parent, including, without limitation, the Borrower’s existing Employee Profit Sharing Plan and the Borrower’s existing 401(k) plan.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, assets, or condition, financial or otherwise, of the Parent and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform any material obligation or to pay any Obligations under this Agreement or any of the other Loan Documents, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or any of the material rights or remedies of the Administrative Agent, the Collateral Agent or the Lenders hereunder or thereunder. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Credit Extensions) of the Borrower in an aggregate principal amount exceeding $25,000,000. For purposes of determining the amount of Material Indebtedness at any time, the amount of the obligations in respect of any Hedging Agreement at such time shall be calculated at the Agreement Value thereof. In all events, “Material Indebtedness” shall include Indebtedness under the Note Purchase Agreement and the Purchaser Notes irrespective of the amounts due thereunder.

“Maturity Date” means August 6, 2009.

“Maximum Rate” has the meaning provided therefor in SECTION 9.12.

“Minority Lenders” has the meaning provided therefor in SECTION 9.02(d).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Parent or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Parent or any of its Subsidiaries or any ERISA Affiliate and at least one Person other than the Parent, any Subsidiary or the ERISA Affiliate or (b) was so maintained and in respect of which the Parent, any Subsidiary or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Noteholders” means each of the Persons listed on Schedule 1.2 hereto.

“Note Purchase Agreement” means that certain Note Purchase Agreement dated as of February 1, 1999 (as amended, modified, supplemented or restated) between the Borrower and the Purchasers.

“Notes” means (i) the promissory notes of the Borrower substantially in the form of Exhibit B-1, each payable to the order of a Lender, evidencing the Revolving Loans, and (ii) the promissory note of the Borrower substantially in the form of Exhibit B-2, payable to the Swingline Lender, evidencing the Swingline Loans.

“Obligations” means (a) the due and punctual payment by the Loan Parties of (i) the principal of, and interest (including all interest that accrues after the commencement of any case or proceeding by or against any Loan Party under any federal or state bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding) on the Loans, as and when due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Loan Parties under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of the Loan Parties to the Secured Parties under this Agreement and the other Loan Documents, and (b) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each Loan Party under or pursuant to this Agreement and the other Loan Documents, and (c) solely to the extent that there is sufficient Collateral following satisfaction of the Obligations described in clause (a) of this definition, the due and punctual payment by the Loan Parties under any transaction with Bank of America or Fleet, or any of their respective Affiliates, which arises out of any cash management, depository, investment, letter of credit, Hedging Agreement, or other banking or financial services provided by any such Person.

“Other Intangibles” shall mean telephone numbers; goodwill; licenses and license agreements, including all rights of the Borrower to enforce same; internet addresses and domain names; computer software programs (including the source and object codes therefor) and computer records and data; trade names, trademarks, trademark applications, service marks, and service mark applications, together with all goodwill connected with and symbolized by any of the foregoing; and all other general intangible property of the Borrower in the nature of intellectual property.

“Other Secured Creditors” means any Persons, other than a Lender, which is owed any Obligations by the Loan Parties.

“Other Taxes” means any and all current or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Overadvance” means, at any time of calculation, a circumstance in which the Credit Extensions exceed the lesser of (a) the Total Commitments or (b) the Borrowing Base.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Parent” means Longs Drug Stores Corporation, a Maryland corporation.

“Participation Register” has the meaning provided therefor in SECTION 9.04(e).

“Perfection Certificate” means a certificate in the form of Annex 1 to the Security Agreement or any other form approved by the Collateral Agent.

“Permitted Acquisition” means an Investment in, a purchase of stock or equity interest in, a purchase of all or a substantial part of the assets or properties of any Person, any exchange of securities or equity interests with any Person, any transaction, merger or consolidation or acquisition of all or a substantial portion of the assets of any Person, or any acquisition of any retail store locations of any Person (each of the foregoing an “Acquisition”) which satisfies each of the following conditions:

(a)	The Acquisition is of a business permitted to be conducted by the Borrower pursuant to SECTION 6.03(b) hereof and the Person to be acquired, or whose assets are to be acquired, shall be a United States company; and

(b)	Prior to and after giving effect to the Acquisition, no Default or Event of Default will exist or will arise therefrom; and

(c)	The Person making the Acquisition must be a Loan Party or a Subsidiary which will become a Loan Party in accordance with SECTION 5.12 hereof (except as provided in Section 6.04(i) hereof); and

(d)	If the Parent or its Subsidiary shall merge with such other Person, such Parent or Subsidiary shall be the surviving party of such merger; and

(e)	If such Person becomes a Subsidiary of a Loan Party, except for transactions described in Section 6.04(i) hereof, such Person shall become a Loan Party in accordance with SECTION 5.12 hereof and the Loan Parties (including such Person) shall take such steps as are necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority security interest in all of the assets acquired in connection with such acquisition of the same type as constitutes Collateral; and

(f)	Such Acquisition shall have been approved by a majority of the board of directors (or the equivalent governing body) of the Person which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition will violate Applicable Law; and

(g)	The Borrower shall have had Excess Availability for each of the sixty (60) days prior to the date of such Acquisition, and shall have projected Excess Availability for each of the ninety (90) days after giving effect to the Acquisition, of at least twenty-five percent (25%) of the then Borrowing Base.

“Permitted Encumbrances” means:

(a)	Liens imposed by law for Taxes that are not yet due or are being contested in compliance with SECTION 5.05;

(b)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with SECTION 5.05;

(c)	pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)	deposits to secure customs duties, the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)	judgment liens in respect of judgments that do not constitute an Event of Default under SECTION 7.01(k); and

(f)	easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary.

provided that, except as provided in any one or more of clauses (a) through (f) above, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means each of the following:

(a)	direct obligations of, or obligations the principal of and interest of which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)	Investments in commercial paper (i) issued by a corporation (other than a Loan Party or an Affiliate of a Loan Party) organized under the laws of any state of the United States or the District of Columbia maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s, or (ii) issued by a Lender maturing within 270 days from the date of acquisition thereof;

(c)	Investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and demand deposit and money market deposit accounts issued or offered by, (i) any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000, or (ii) any Lender;

(d)	fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

(e)	Investments in money market funds, substantially all of the assets of which are comprised of securities of the types described in clauses (a) through (d) above;

provided that, notwithstanding the foregoing, no such Investments shall be permitted (i) after the occurrence of a Cash Dominion Event unless no Loans are then outstanding, and (ii) unless such Investments are pledged to the Collateral Agent as additional collateral for the Obligations pursuant to such agreements as may be reasonably required by the Collateral Agent.

“Permitted Overadvance” means an Overadvance determined by the Administrative Agent, in its reasonable discretion, (a) which is made to maintain, protect or preserve the Collateral and/or the Lenders’ rights under the Loan Documents, or (b) which is otherwise in the Lenders’ interests; provided that Permitted Overadvances shall not (i) exceed five percent (5%) of the then Borrowing Base in the aggregate outstanding at any time or (ii) remain outstanding for more than forty-five (45) consecutive Business Days, unless in case of clause (ii), the Required Supermajority Lenders otherwise agree, or (iii) be made in an amount which would cause a breach of the Collateral Agency Agreement; and provided further that the foregoing shall not (1) modify or abrogate any of the provisions of SECTION 2.07(f) hereof regarding the Lenders’ obligations with respect to L/C Disbursements, or (2) result in any claim or liability against the Administrative Agent (regardless of the amount of any Overadvance) for “inadvertent Overadvances” (i.e. where an Overadvance results from changed circumstances beyond the control of the Administrative Agent (such as a reduction in the collateral value)), and further provided that in no event shall the Administrative Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions (including any Overadvance or proposed Overadvance) would exceed the Total Commitments.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pharmaceutical Laws” means federal, state and local laws, rules or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered, relating to dispensing, storing or distributing prescription medicines or products, including laws, rules or regulations relating to the qualifications of Persons employed to do the same.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Prescription Lists” means lists of customers for which specific prescription information is maintained in the ordinary course of business.

“Prime Rate” means, for any day, the higher of (a) the variable annual rate of interest then most recently announced by Bank of America at its head office in Charlotte, North Carolina as its “Prime Rate” and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% (0.50%) per annum. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations thereof in accordance with the terms hereof, the Prime Rate shall be determined without regard to clause (b) of the first sentence of this definition, until the circumstances giving rise to such inability no longer exist. Any change in the Prime Rate due to a change in Bank of America’s Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in Bank of America’s Prime Rate or the Federal Funds Effective Rate, respectively.

“Prime Rate Loan” means any Loan bearing interest at a rate determined by reference to the Prime Rate in accordance with the provisions of Article II.

“Purchaser Notes” means, collectively, (a) Longs’ 5.85% Senior Notes, Series 1999-A, Tranche 1, Due February 15, 2006, in the aggregate amount of $15,000,000, (b) Longs’ 6.19% Senior Notes, Series 1999-A, Tranche 2, Due February 15, 2014, in the aggregate amount of $30,000,000, (c) Longs’ 7.71% Senior Notes, Series 1999-B Tranche 1, Due November 12, 2004 in the aggregate amount of $33,000,000, (d) Longs’ 7.85% Senior Notes, Series 1999-B, Tranche 2, Due November 12, 2006 in the aggregate amount of $37,000,000, (e) Longs’ 6.46% Senior Notes, Series 2001-A, Tranche 1, Due August 15, 2008 in the aggregate amount of $20,000,000, and (f) Longs’ 6.71% Senior Notes, Series 2001-A, Tranche 2, Due August 15, 2008 in the aggregate amount of $30,000,000.

“Purchasers” means each of the Persons listed on Schedule 1.3 hereto.

“Real Estate” means all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Receivables Advance Rate” means 85%.

“Register” has the meaning set forth in SECTION 9.04(c)-.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” has the meaning set forth in Section 101(22) of CERCLA.

“Required Lenders” means, subject to the provisions of SECTION 8.14, at any time, Lenders having Commitments greater than 50% of the Total Commitments, or if the Commitments have been terminated, Lenders whose percentage of the outstanding Obligations (after settlement and repayment of all Swingline Loans by the Lenders) aggregate greater than 50% of all such Obligations, it being understood, for avoidance of doubt, that any provision hereof that requires the vote of the Required Lenders shall not require the consent of the holders of the Obligations described in clause (c) of such definition.

“Required Supermajority Lenders” means, subject to the provisions of SECTION 8.14, at any time, Lenders having Commitments outstanding representing at least 66 2/3% of the Total Commitments outstanding or if the Commitments have been terminated, Lenders whose percentage of the outstanding Obligations (after settlement and repayment of all Swingline Loans by the Lenders) aggregate not less than 66 2/3% of all such Obligations, it being understood, for the avoidance of doubt, that any provision hereof that requires the vote of the Required Supermajority Lenders shall not require the consent of the holders of the Obligations described in clause (c) of such definition.

“Reserves” means all (if any) Inventory Reserves and Availability Reserves.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock or equity interests of any Loan Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock or equity interests of any Loan Party or any Subsidiary or any option, warrant or other right to acquire any such shares of capital stock of any Loan Party or any Subsidiary. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments (whether in cash, securities or other property) made by such Person in respect of stock appreciation rights plans, equity incentive, achievement or similar plans in effect on or after the Closing Date.

“Revolving Loans” means all Loans at any time made by a Lender pursuant to SECTION 2.01.

“S&P” means Standard & Poor’s.

“SEC” means the Securities and Exchange Commission.

“Secured Parties” has the meaning assigned to such term in the Security Agreement.

“Security Agreement” means the Security Agreement dated as of August 6, 2004 between the Borrower and the Collateral Agent, for the benefit of the Secured Parties, as amended and in effect from time to time.

“Security Documents” means the Security Agreement and each other security agreement or other instrument or document executed and delivered pursuant to SECTION 5.12 or SECTION 5.13 to secure any of the Obligations.

“Settlement Date” has the meaning provided in SECTION 2.08(b) hereof.

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Parent or any of its Subsidiaries or any ERISA Affiliate and no Person other than the Parent, its Subsidiaries or the ERISA Affiliate or (b) was so maintained and in respect of which the Parent, any Subsidiary or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all Guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Specified Event of Default” means the occurrence and continuance of an Event of Default under any of Section 7.01(a), 7.01(b), 7.01(c), 7.01(d) (but only with respect to Sections 2.22, 5.11 and 6.11), 7.01(h), 7.01(i), or 7.01(t).

“Standby Letter of Credit” means any Letter of Credit other than a Commercial Letter of Credit.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBO Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s Consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Swingline Lender” means Bank of America, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made by the Swingline Lender to the Borrower pursuant to SECTION 2.06 hereof.

“Synthetic Lease” means any lease or other agreement for the use or possession of property creating obligations which do not appear as Indebtedness on the balance sheet of the lessee thereunder but which, upon the insolvency or bankruptcy of such Person, may be characterized as Indebtedness of such lessee without regard to the accounting treatment.

“Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” means the earliest to occur of (i) the Maturity Date, or (ii) the date on which the maturity of the Loans are accelerated and the Commitments are terminated, or (iii) the date of the occurrence of any Event of Default pursuant to SECTION 7.01(h) or SECTION 7.01(i) hereof.

“Total Commitment” means, at any time, the sum of the Commitments at such time. As of the Closing Date, the Total Commitments aggregate $280,000,000.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Prime Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unused Commitment” means, on any day, (a) the then Total Commitments minus (b) the sum of (i) the principal amount of Loans then outstanding (including the principal amount of Swingline Loans then outstanding) and (ii) the then Letter of Credit Outstandings.

“Voting Stock” means, with respect to any corporation, the outstanding stock of all classes (or equivalent interests) which ordinarily, in the absence of contingencies, entitles holders thereof to vote for the election of directors (or Persons performing similar functions) of such corporation, even though the right so to vote has been suspended by the happening of such contingency.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect on the Closing Date, provided that, if any material change occurs after the date hereof in GAAP or in the application thereof then the parties agree to amend the applicable definitions and covenants to reflect such change and until such amendment is effectuated, all provisions hereof shall be interpreted on the basis of GAAP as in effect on the Closing Date.

ARTICLE II

Amount and Terms of Credit

SECTION 2.01. Commitment of the Lenders.

(a) Each Lender severally and not jointly with any other Lender, agrees, upon the terms and subject to the conditions herein set forth, to extend credit to the Borrower on a revolving basis, in the form of Revolving Loans and Letters of Credit and in an amount not to exceed the lesser of such Lender’s Commitment or such Lender’s Commitment Percentage of the Borrowing Base, subject to the following limitations:

(i) The aggregate outstanding amount of the Credit Extensions shall not at any time exceed the lower of (i) $280,000,000 or, in each case, any other amount to which the Commitments have then been increased or reduced by the Borrower pursuant to SECTION 2.02 or SECTION 2.16, and (ii) the then amount of the Borrowing Base, plus any Permitted Overadvances.

(ii) No Lender shall be obligated to issue any Letter of Credit, and Letters of Credit shall be available solely from the Issuing Bank, subject to the ratable participation of all Lenders, as set forth in SECTION 2.07. The Borrower will not at any time permit the aggregate Letter of Credit Outstandings to exceed $75,000,000.

(iii) Subject to all of the other provisions of this Agreement, Revolving Loans that are repaid may be reborrowed prior to the Termination Date. No new Credit Extension, however, shall be made to the Borrower after the Termination Date.

(b) Each Borrowing of Revolving Loans (other than Swingline Loans) shall be made by the Lenders pro rata in accordance with their respective Commitment Percentages. The failure of any Lender to make any Loan shall neither relieve any other Lender of its obligation to fund its Loan in accordance with the provisions of this Agreement nor increase the obligation of any such other Lender.

SECTION 2.02. Increase in Total Commitment.

(a) The Borrower shall have the right at any time, and from time to time, to request an increase of the Total Commitments to an amount not to exceed $345,000,000. The Arranger may arrange for existing Lenders or other Persons who are not then Lenders (who will become a Lender hereunder) to issue commitments in an amount equal to the amount of the increase in the Total Commitments requested by the Borrower (each such increase, a “Commitment Increase,” and each such Person issuing, or Lender increasing, its Commitment, an “Additional Commitment Lender”); provided, however, that (i) no Lender shall be obligated to provide a Commitment Increase as a result of any such request by the Borrower, and (ii) any Additional Commitment Lender which is not an existing Lender shall be subject to the approval of the Administrative Agent, the Issuing Bank and the Swingline Lender (which approval shall not be unreasonably withheld). Each Commitment Increase shall be in a minimum aggregate amount of at least $20,000,000 and in integral multiples of $5,000,000 in excess thereof.

(b) No Commitment Increase shall become effective unless and until each of the following conditions have been satisfied:

(i) the Borrower, the Administrative Agent, and any Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents in such form as the Administrative Agent may reasonably require;

(ii) the Borrower shall have paid such fees and other compensation to the Additional Commitment Lenders as the Borrower and each such Additional Commitment Lenders may agree;

(iii) the Borrower shall have paid such arrangement and other fees to the Administrative Agent and/or the Arranger as the Borrower and such Persons may agree;

(iv) the Borrower shall deliver to the Administrative Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent (including, without limitation, an opinion that such Commitment Increase shall not cause a breach of the Note Purchase Agreement), from counsel to the Borrower reasonably satisfactory to the Administrative Agent (it being agreed that the counsel that delivers the legal opinions on the Closing Date shall be satisfactory to the Administrative Agent) and dated such date;

(v) to the extent requested by any Additional Commitment Lender, a Note will be issued at the Borrower’s expense, to each such Additional Commitment Lender, to be in conformity with requirements of SECTION 2.09 hereof (with appropriate modification) to the extent necessary to reflect the new Commitment of such Additional Commitment Lender;

(vi) the Borrower and the Additional Commitment Lenders shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested;

(vii) no Default or Event of Default then exists or will arise therefrom; and

(viii) the Borrower has not theretofore reduced the Commitments pursuant to SECTION 2.16 hereof.

(c) The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Commitment Increase (with each date of such effectiveness being referred to herein as a “Commitment Increase Date”), and at such time (i) the Total Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment Increases, (ii) Schedule 1.1 shall be deemed modified, without further action, to reflect the revised Commitments and Commitment Percentages of the Lenders, and (iii) this Agreement shall be deemed amended, without further action, to the extent necessary to reflect such increased Total Commitments (including, without limitation, SECTION 2.01(a)(i)).

(d) In connection with Commitment Increases hereunder, the Lenders and the Borrower agree that, notwithstanding anything to the contrary in this Agreement, (i) the Borrower shall, in coordination with the Administrative Agent, (x) repay outstanding Loans of certain Lenders, and obtain Loans from certain other Lenders (including the Additional Commitment Lenders), or (y) take such other actions as reasonably may be required by the Administrative Agent, in each case to the extent necessary so that all of the Lenders effectively participate in each of the outstanding Loans pro rata on the basis of their Commitment Percentages (determined after giving effect to any increase in the Total Commitment pursuant to this SECTION 2.02), and (ii) the Borrower shall pay to the Lenders any costs of the type referred to in SECTION 2.20 in connection with any repayment and/or Loans required pursuant to preceding clause (i). Without limiting the Obligations of the Borrower provided for in this SECTION 2.02, the Administrative Agent and the Lenders agree that they will use their best efforts to attempt to minimize the costs of the type referred to in SECTION 2.20 which the Borrower would otherwise incur in connection with the implementation of an increase in the Total Commitments.

SECTION 2.03. Reserves; Changes to Reserves.

(a) The initial Inventory Reserves and Availability Reserves as of the date of this Agreement are the following:

(i) An Availability Reserve in an amount equal to the outstanding Indebtedness under the Note Purchase Agreement and the Purchaser Notes, including, principal, interest, fees, and make-whole or prepayment premium (whether or not then due).

(ii) An Availability Reserve in an amount equal to three months rent for each of the Borrower’s locations in the State of Washington and in any other jurisdiction in which the landlord may have a Lien under Applicable Law having priority over the Lien of the Collateral Agent.

(iii) An Availability Reserve in an amount equal to 50% of the Borrower’s Gift Certificates and Merchandise Credit Liabilities from time to time outstanding.

(iv) An Availability Reserve for customs, duties and other costs in an amount equal to 11.4% of the Borrower’s Inventory in transit.

(v) An Inventory Reserve for Shrink in an amount equal to the Shrink reserve on the books and records of the Borrower from time to time, plus the Shrink Percentage of the Borrower’s sales from the date of the last Borrowing Base Certificate for the period as of the end of a Fiscal Quarter until the delivery of the subsequent Fiscal Quarter end Borrowing Base Certificate setting forth such updated Shrink reserve on the Borrower’s books and records. As used herein, the term “Shrink Percentage” shall mean initially 2.01% and thereafter shall be adjusted at the end of each of the Borrower’s Fiscal Quarters based upon the actual Shrink of the Borrower for the preceding four Fiscal Quarters ending on each such quarterly adjustment date. Further, upon the Borrower’s implementation of a perpetual inventory system reasonably acceptable to the Administrative Agent, the Inventory Reserve for Shrink shall be eliminated as long as an accurate reserve for Shrink is maintained on the Borrower’s books and records, which is calculated in a manner consistent with past practices.

(vi) An Availability Reserve in an amount equal to 0.08% of the Cost of the Borrower’s Inventory.

(b) The Administrative Agent may hereafter establish additional Reserves or change any of the foregoing Reserves, in the exercise of the commercially reasonable judgment of the Administrative Agent.

SECTION 2.04. Making of Loans.

(a) Except as set forth in SECTION 2.17 and SECTION 2.25, Loans (other than Swingline Loans) by the Lenders shall be either Prime Rate Loans or LIBO Loans as the Borrower (acting through any Financial Officer, the Assistant Treasurer or the Cash Administration Manager) may request subject to and in accordance with this SECTION 2.04, provided that all Swingline Loans shall be only Prime Rate Loans. All Loans made pursuant to the same Borrowing shall, unless otherwise specifically provided herein, be Loans of the same Type. Each Lender may fulfill its Commitment with respect to any Loan by causing any lending office of such Lender to make such Loan; but any such use of a lending office shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of the applicable Note. Each Lender shall, subject to its overall policy considerations, use reasonable efforts (but shall not be obligated) to select a lending office which will not result in the payment of increased costs by the Borrower pursuant to SECTION 2.24. Subject to the other provisions of this SECTION 2.04 and the provisions of SECTION 2.25, Borrowings of Loans of more than one Type may be incurred at the same time, but no more than seven (7) Borrowings of LIBO Loans may be outstanding at any time.

(b) The Borrower (acting through any Financial Officer, the Assistant Treasurer or the Cash Administration Manager) shall give the Administrative Agent three (3) Business Days’ prior telephonic notice (thereafter confirmed in writing) of each Borrowing of LIBO Loans and notice of each Borrowing of Prime Rate Loans on the proposed day of each Borrowing. Any such notice, to be effective, must be received by the Administrative Agent not later than 12:30 p.m., Boston time, on the third Business Day in the case of LIBO Loans prior to the date on which, and on the Business Day in the case of Prime Rate Loans that, such Borrowing is to be made. Such notice shall be irrevocable and shall specify the amount of the proposed Borrowing (which shall be in an integral multiple of $1,000,000, but not less than $5,000,000 in the case of LIBO Loans and in a integral multiple of $500,000 but not less than $1,000,000 in the case of Prime Rate Loans) and the date thereof (which shall be a Business Day) and shall contain disbursement instructions. Such notice shall specify whether the Borrowing then being requested is to be a Borrowing of Prime Rate Loans or LIBO Loans and, if LIBO Loans, the Interest Period with respect thereto. If no election of Interest Period is specified in any such notice for a Borrowing of LIBO Loans, such notice shall be deemed a request for an Interest Period of one month. If no election is made as to the Type of Loan, such notice shall be deemed a request for Borrowing of Prime Rate Loans. The Administrative Agent shall promptly notify each Lender of its proportionate share of such Borrowing, the date of such Borrowing, the Type of Borrowing being requested and the Interest Period or Interest Periods applicable thereto, as appropriate. On the borrowing date specified in such notice, each Lender shall make its share of the Borrowing available at the office of the Administrative Agent at 100 Federal Street, Boston, Massachusetts 02110, no later than 2:00 p.m., Boston time, in immediately available funds. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Prime Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount (excluding any interest thereon) shall constitute such Lender’s Loan included in such Borrowing. Upon receipt of the funds made available by the Lenders to fund any Borrowing hereunder, the Administrative Agent shall disburse such funds into a Disbursement Account or otherwise in the manner specified in the notice of borrowing delivered by the Borrower and shall use reasonable efforts to make the funds so received from the Lenders available to the Borrower no later than 4:00 p.m., Boston time.

(c) The Administrative Agent, without the request of the Borrower, may advance any interest, fee, service charge, or other payment to which any Agent or their Affiliates or any Lender is entitled from the Borrower pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby. The Administrative Agent shall advise the Borrower of any such advance or charge promptly after the making thereof. Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent’s rights and the Borrower’s obligations under SECTION 2.19(a). Any amount which is added to the principal balance of the Loan Account as provided in this SECTION 2.04(c) shall bear interest at the interest rate then and thereafter applicable to Prime Rate Loans.

SECTION 2.05. Overadvances. The Agents and the Lenders have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result. The Administrative Agent may, in its discretion, make Permitted Overadvances without the Consent of the Lenders and each Lender shall be bound thereby. Any Permitted Overadvances may constitute Swingline Loans. The making of any Permitted Overadvance is for the benefit of the Borrower; such Permitted Overadvances constitute Revolving Loans and Obligations. The making of any such Permitted Overadvances on any one occasion shall not obligate the Administrative Agent or any Lender to make or permit any Permitted Overadvances on any other occasion or to permit such Permitted Overadvances to remain outstanding.

SECTION 2.06. Swingline Loans.

(a) The Swingline Lender is authorized by the Lenders, but is not obligated, to make Swingline Loans up to (i) $25,000,000 in the aggregate outstanding at any time upon a notice of Borrowing received by the Administrative Agent and the Swingline Lender (which notice, at the Swingline Lender’s discretion, may be submitted prior to 1:00 p.m., Boston time, on the Business Day on which such Swingline Loan is requested), plus (ii) Permitted Overadvances, in each case, consisting only of Prime Rate Loans. Swingline Loans shall be subject to periodic settlement with the Lenders under SECTION 2.08 below.

(b) Swingline Loans may be made only in the following circumstances: (i) for administrative convenience, the Swingline Lender may, but is not obligated to, make Swingline Loans in reliance upon the Borrower’s actual or deemed representations under SECTION 4.02, that the applicable conditions for borrowing are satisfied or (ii) for Permitted Overadvances. If the conditions for borrowing under SECTION 4.02 cannot be fulfilled, the Required Lenders may direct the Swingline Lender to, and the Swingline Lender thereupon shall cease making Swingline Loans (other than Permitted Overadvances) until such conditions can be satisfied or are waived in accordance with SECTION 9.02 hereof. Unless the Required Lenders so direct the Swingline Lender, the Swingline Lender may, but is not obligated to, continue to make Swingline Loans notwithstanding that the conditions for borrowing under SECTION 4.02 cannot be fulfilled. No Swingline Loans shall be made pursuant to this subsection (b) if the aggregate outstanding amount of the Credit Extensions and Swingline Loans would exceed the lower of (i) $280,000,000 or any other amount to which the Commitments have then been increased or reduced by the Borrower pursuant to SECTION 2.02 and SECTION 2.16, and (ii) (other than with respect to Permitted Overadvances) the then amount of the Borrowing Base.

SECTION 2.07. Letters of Credit.

(a) Upon the terms and subject to the conditions herein set forth, the Borrower may request the Issuing Bank, at any time and from time to time after the date hereof and prior to the Termination Date, to issue, and subject to the terms and conditions contained herein, the Issuing Bank shall issue, for the account of the Borrower one or more Letters of Credit; provided that no Letter of Credit shall be issued if after giving effect to such issuance (i) the aggregate Letter of Credit Outstandings shall exceed $75,000,000, or (ii) the aggregate Credit Extensions would exceed the limitation set forth in SECTION 2.01(a)(i); and provided, further, that no Letter of Credit shall be issued if the Issuing Bank shall have received notice from the Administrative Agent or the Required Lenders that the conditions to such issuance have not been met.

(b) Each Standby Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date, provided that each Standby Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(c) Each Commercial Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date 183 days after the date of the issuance of such Commercial Letter of Credit and (ii) the date that is five (5) Business Days prior to the Maturity Date.

(d) Drafts drawn under each Letter of Credit shall be reimbursed by the Borrower in dollars on the same Business Day of any such drawing by paying to the Administrative Agent an amount equal to such drawing not later than 2:00 p.m., Boston time, on (i) the date that the Borrower shall have received notice of such drawing, if such notice is received prior to 12:30 p.m., Boston time, on such date, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is received after 12:30 p.m., Boston time on the day of drawing, provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with SECTION 2.04 that such payment be financed with a Revolving Loan consisting of a Prime Rate Loan or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Prime Rate Loan or Swingline Loan. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make payment thereunder, provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such payment.

(e) If the Issuing Bank shall make any L/C Disbursement, then, unless the Borrower shall reimburse the Issuing Bank in full on the date such payment is made, the unpaid amount thereof shall bear interest, for each day from and including the date such payment is made to but excluding the date that the Borrower reimburses the Issuing Bank therefor, at the rate per annum then applicable to Prime Rate Loans, provided that, if the Borrower fails to reimburse such Issuing Bank when due pursuant to paragraph (d) of this Section, then SECTION 2.11 shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (g) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(f) Immediately upon the issuance of any Letter of Credit by the Issuing Bank (or the amendment of a Letter of Credit increasing the amount thereof), and without any further action on the part of the Issuing Bank, the Issuing Bank shall be deemed to have sold to each Lender, and each such Lender shall be deemed unconditionally and irrevocably to have purchased from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Commitment Percentage, in such Letter of Credit, each drawing thereunder and the obligations of the Borrower under this Agreement and the other Loan Documents with respect thereto. Upon any change in the Commitments pursuant to SECTION 2.02 or SECTION 9.04, it is hereby agreed that with respect to all Letter of Credit Outstandings, there shall be an automatic adjustment to the participations hereby created to reflect the new Commitment Percentages of the assigning and assignee Lenders. Any action taken or omitted by the Issuing Bank under or in connection with a Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Issuing Bank any resulting liability to any Lender.

(g) In the event that the Issuing Bank makes any L/C Disbursement and the Borrower shall not have reimbursed such amount in full to the Issuing Bank pursuant to this SECTION 2.07, the Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Bank the amount of such Lender’s Commitment Percentage of such unreimbursed payment in dollars and in same day funds. If the Issuing Bank so notifies the Administrative Agent, and the Administrative Agent so notifies the Lenders prior to 1:00 p.m., Boston time, on any Business Day, each such Lender shall make available to the Issuing Bank such Lender’s Commitment Percentage of the amount of such payment on such Business Day in same day funds (or if such notice is received by the Lenders after 1:00 p.m., Boston time on the day of receipt, payment shall be made on the immediately following Business Day). If and to the extent such Lender shall not have so made its Commitment Percentage of the amount of such payment available to the Issuing Bank, such Lender agrees to pay to the Issuing Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Issuing Bank at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender agrees to fund its Commitment Percentage of such unreimbursed payment notwithstanding a failure to satisfy any applicable lending conditions or the provisions of SECTION 2.01 or SECTION 2.07, or the occurrence of the Termination Date. The failure of any Lender to make available to the Issuing Bank its Commitment Percentage of any payment under any Letter of Credit shall neither relieve any Lender of its obligation hereunder to make available to the Issuing Bank its Commitment

Percentage of any payment under any Letter of Credit on the date required, as specified above, nor increase the obligation of such other Lender. Whenever any Lender has made payments to the Issuing Bank in respect of any reimbursement obligation for any Letter of Credit, such Lender shall be entitled to share ratably, based on its Commitment Percentage, in all payments and collections thereafter received on account of such reimbursement obligation.

(h) Whenever the Borrower desires that the Issuing Bank issue a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give to the Issuing Bank and the Administrative Agent at least two (2) Business Days’ prior written (including telegraphic, telex, facsimile or cable communication) notice (or such shorter period as may be agreed upon in writing by the Issuing Bank and the Borrower) specifying the date on which the proposed Letter of Credit is to be issued, amended, renewed or extended (which shall be a Business Day), the stated amount of the Letter of Credit so requested, the expiration date of such Letter of Credit, the name and address of the beneficiary thereof, and the provisions thereof. If requested by the Issuing Bank, the Borrower shall also submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for the issuance, amendment, renewal or extension of a Letter of Credit.

(i) The obligations of the Borrower to reimburse the Issuing Bank for any L/C Disbursement shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary of any Letter of Credit or against the Issuing Bank or any of the Lenders, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Issuing Bank of any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit; (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; or (vi) the fact that any Event of Default shall have occurred and be continuing. None of the Administrative Agent, the Lenders, the Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank, provided that the foregoing provisions of this subparagraph (i) shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be substantially in compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in the Cash Collateral Account an amount in cash equal to 103% of the Letter of Credit Outstandings as of such date plus any accrued and unpaid interest thereon. Subject to the terms of the Collateral Agency Agreement, each such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations of the Borrower under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such Cash Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Collateral Agent at the request of the Borrower and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Subject to the terms of the Collateral Agency Agreement, moneys in such Cash Collateral Account shall be applied by the Collateral Agent to reimburse the Issuing Bank for payments on account of drawings under Letters of Credit for which it has not been reimbursed and, to the extent not so applied, shall be held first for the satisfaction of the reimbursement obligations of the Borrower for the Letter of Credit Outstandings at such time and thereafter be applied to satisfy other Obligations of the Borrower under this Agreement.

SECTION 2.08. Settlements Amongst Lenders.

(a) The Swingline Lender may (but shall not be obligated to), at any time, on behalf of the Borrower (which hereby authorizes the Swingline Lender to act on its behalf in that regard) request the Administrative Agent to cause the Lenders to make a Revolving Loan (which shall be a Prime Rate Loan) in an amount equal to such Lender’s Commitment Percentage of the outstanding amount of Swingline Loans made in accordance with SECTION 2.06, which request may be made regardless of whether the conditions set forth in Article IV have been satisfied. Upon such request, each Lender shall make available to the Administrative Agent the proceeds of such Revolving Loan for the account of the Swingline Lender. If the Swingline Lender requires a Revolving Loan to be made by the Lenders and the request therefor is received prior to 12:00 Noon, Boston time, on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m., Boston time, that day; and, if the request therefor is received after 12:00 Noon, Boston time, then no later than 3:00 p.m., Boston time, on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent or the Swingline Lender. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(b) The amount of each Lender’s Commitment Percentage of outstanding Revolving Loans (excluding Swingline Loans) shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Revolving Loans (excluding Swingline Loans) and repayments of Revolving Loans (excluding Swingline Loans) received by the Administrative Agent as of 3:00 p.m., Boston time, on the first Business Day following the end of the period specified by the Administrative Agent (such date, the “Settlement Date”).

(c) The Administrative Agent shall deliver to each of the Lenders promptly after the Settlement Date a summary statement of the amount of outstanding Revolving Loans (excluding Swingline Loans) for the period and the amount of repayments received for the period. As reflected on the summary statement, each Lender shall transfer to the Administrative Agent (as provided below), or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Revolving Loans made by each Lender with respect to Revolving Loans (excluding Swingline Loans) shall be equal to such Lender’s applicable Commitment Percentage of Revolving Loans (excluding Swingline Loans) outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 12:00 Noon, Boston time, on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m., Boston time, that day; and, if received after 12:00 Noon, Boston time, then no later than 3:00 p.m., Boston time, on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.09. Notes; Repayment of Loans.

(a) The Loans made by each Lender (and to the Swingline Lender, with respect to Swingline Loans) shall be evidenced by a Note duly executed on behalf of the Borrower, dated the Closing Date, in substantially the form attached hereto as Exhibit B-1 or B-2, as applicable, payable to the order of each such Lender (or the Swingline Lender, as applicable) in an aggregate principal amount equal to such Lender’s Commitment (or, in the case of the Note evidencing the Swingline Loans, $25,000,000).

(b) The outstanding principal balance of all Swingline Loans shall be repaid on the earlier of the Termination Date or on the date otherwise requested by the Swingline Lender in accordance with the provisions of SECTION 2.08(a). The outstanding principal balance of all other Obligations shall be payable on the Termination Date (subject to earlier repayment as provided below). Each Note shall bear interest from the date thereof on the outstanding principal balance thereof as set forth in this Article II. Each Lender is hereby authorized by the Borrower to endorse on a schedule attached to each Note delivered to such Lender (or on a continuation of such schedule attached to such Note and made a part thereof), or otherwise to record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, each payment of interest on any such Loan and the other information provided for on such schedule; provided, however, that the failure of any Lender to make such a notation or any error therein shall not affect the obligation of the Borrower to repay the Loans made by such Lender in accordance with the terms of this Agreement and the applicable Notes.

(c) Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

SECTION 2.10. Interest on Loans.

(a) Subject to SECTION 2.11, each Prime Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum that shall be equal to the then Prime Rate, plus the Applicable Margin for Prime Rate Loans.

(b) Subject to SECTION 2.11, each LIBO Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted LIBO Rate for such Interest Period, plus the Applicable Margin for LIBO Loans.

(c) Accrued interest on all Loans shall be payable in arrears on each Interest Payment Date applicable thereto, at maturity (whether by acceleration or otherwise), after such maturity on demand and (with respect to LIBO Loans) upon any repayment or prepayment thereof (on the amount prepaid).

SECTION 2.11. Default Interest.

Effective upon the occurrence of any Event of Default and at all times thereafter while such Event of Default is continuing, at the option of the Administrative Agent or upon the direction of the Required Lenders, interest shall accrue on all outstanding Loans (including Swingline Loans) (after as well as before judgment, as and to the extent permitted by law) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the rate (including the Applicable Margin for Loans) in effect from time to time plus 2.00% per annum, and such interest shall be payable on demand.

SECTION 2.12. Certain Fees.

The Borrower shall pay to the Administrative Agent, for the account of the Administrative Agent, the fees set forth in the Fee Letter as and when payment of such fees is due as therein set forth.

SECTION 2.13. Unused Commitment Fee.

Each Lender shall be paid the Line Fee at the times and in the manner set forth below. The Borrower shall pay to the Administrative Agent for the account of the Lenders, a commitment fee (the “Commitment Fee”) equal to 0.25% per annum (on the basis of actual days elapsed in a year of 360 days) of the average daily balance of the Unused Commitment for each day commencing on and including the Closing Date and ending on but excluding the Termination Date. The Commitment Fee so accrued in any calendar month shall be payable on the first Business Day of the immediately succeeding calendar month, except that all Commitment Fees so accrued as of the Termination Date shall be payable on the Termination Date. If the Commitment Fee actually paid by the Borrower is insufficient to pay the Line Fee due the Lenders, the deficiency shall be paid to the Lenders by the Swingline Lender from its own funds (and the Borrower shall have no liability with respect thereto). The Administrative Agent shall pay the Commitment Fee (and any amounts payable by the Swingline Lender hereunder) to the Lenders based upon their Commitment Percentages of the aggregate Line Fee due to all Lenders; provided that for purposes of calculating the share of any Person which is both the Swingline Lender and a Lender, such Person’s share shall be equal to the difference between (i) such Person’s Commitment, and (ii) the sum of (A) such Person’s Commitment Percentage of the principal amount of Revolving Loans then outstanding (including the principal amount of Swingline Loans then outstanding), and (B) such Person’s Commitment Percentage of the then Letter of Credit Outstandings.

SECTION 2.14. Letter of Credit Fees.

(a) The Borrower shall pay the Administrative Agent, for the account of the Lenders based upon their respective Commitment Percentages, on the first day of each calendar quarter, in arrears, a fee (each, a “Letter of Credit Fee”) equal to the following per annum percentages of the face amount of each Letter of Credit outstanding during the subject quarter:

(i) Standby Letters of Credit: At a per annum rate equal to the then Applicable Margin for LIBO Loans.

(ii) Commercial Letters of Credit: At a per annum rate equal to fifty percent (50%) of the then Applicable Margin for LIBO Loans.

(iii) After the occurrence and during the continuance of an Event of Default, at the option of the Administrative Agent or upon the direction of the Required Lenders, the Letter of Credit Fee shall be increased by an amount equal to two percent (2%) per annum.

(b) The Borrower shall pay to the Administrative Agent, for the account of the Issuing Bank, and in addition to all Letter of Credit Fees otherwise provided for hereunder, such other fees and charges in connection with the issuance, negotiation, settlement, amendment and processing of each Letter of Credit issued by the Issuing Bank as are customarily imposed by the Issuing Bank from time to time in connection with letter of credit transactions.

(c) All Letter of Credit Fees shall be calculated on the basis of a 360-day year and actual days elapsed.

SECTION 2.15. Nature of Fees.

All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent, for the respective accounts of the Administrative Agent, the Issuing Bank, and the Lenders, as provided herein. All fees shall be fully earned on the date when due and shall not be refundable under any circumstances.

SECTION 2.16. Termination or Reduction of Commitments.

Upon at least three (3) Business Days’ prior written notice to the Administrative Agent, the Borrower may, at any time, in whole permanently terminate, or from time to time in part permanently reduce, the Commitments. Each such reduction shall be in the principal amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof. Each such reduction or termination shall (i) be applied ratably to the Commitments of each Lender and (ii) be irrevocable when given. At the effective time of each such reduction or termination, the Borrower shall pay to the Administrative Agent for application as provided herein (i) all Commitment Fees accrued on the amount of the Commitments so terminated or reduced through the date thereof, and (ii) any amount by which the Credit Extensions outstanding on such date exceed the amount to which the Commitments are to be reduced effective on such date, in each case pro rata based on the amount prepaid.

SECTION 2.17. Alternate Rate of Interest.

If prior to the commencement of any Interest Period for a LIBO Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that, as a result of a Change in Law after the Closing Date, the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Borrowing Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Borrowing shall be ineffective and (ii) if any Borrowing Request requests a LIBO Borrowing, such Borrowing shall be made as a Borrowing of Prime Rate Loans.

SECTION 2.18. Conversion and Continuation of Loans.

The Borrower shall have the right at any time, on three (3) Business Days’ prior irrevocable notice to the Administrative Agent (which notice, to be effective, must be received by the Administrative Agent not later than 12:30 p.m., Boston time, on the third Business Day preceding the date of any conversion), (x) to convert any outstanding Borrowings of Loans (but in no event Swingline Loans) of one Type (or a portion thereof) to a Borrowing of Loans of the other Type or (y) to continue an outstanding Borrowing of LIBO Loans for an additional Interest Period, subject to the following:

(a) no Borrowing of Loans may be converted into, or continued as, LIBO Loans at any time when an Event of Default has occurred and is continuing;

(b) if less than a full Borrowing of Loans is converted, such conversion shall be made pro rata among the Lenders based upon their Commitment Percentages in accordance with the respective principal amounts of the Loans comprising such Borrowing held by such Lenders immediately prior to such conversion;

(c) the aggregate principal amount of Loans being converted into or continued as LIBO Loans shall be in an integral of $1,000,000 and at least $5,000,000;

(d) each Lender shall effect each conversion by applying the proceeds of its new LIBO Loan or Prime Rate Loan, as the case may be, to its Loan being so converted;

(e) the Interest Period with respect to a Borrowing of LIBO Loans effected by a conversion or in respect to the Borrowing of LIBO Loans being continued as LIBO Loans shall commence on the date of conversion or the expiration of the current Interest Period applicable to such continuing Borrowing, as the case may be;

(f) a Borrowing of LIBO Loans may be converted only on the last day of an Interest Period applicable thereto;

(g) each request for a conversion or continuation of a Borrowing of LIBO Loans which fails to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one month; and

(h) no more than seven (7) Borrowings of LIBO Loans may be outstanding at any time.

If the Borrower does not give notice to convert any Borrowing of LIBO Loans, or does not give notice to continue, or does not have the right to continue, any Borrowing as LIBO Loans, in each case as provided above, such Borrowing shall automatically be converted to a Borrowing of Prime Rate Loans at the expiration of the then-current Interest Period. The Administrative Agent shall, after it receives notice from the Borrower, promptly give each Lender notice of any conversion, in whole or part, of any Loan made by such Lender.

SECTION 2.19. Mandatory Prepayment; Commitment Termination; Cash Collateral.

The outstanding Obligations shall be subject to mandatory prepayment as follows:

(a) If at any time the amount of the Credit Extensions exceeds the lower of (i) the then amount of the Total Commitment and (ii) the then amount of the Borrowing Base, the Borrower will within one (1) Business Day after notice from the Administrative Agent (which may be given by the Administrative Agent in its discretion and shall be given by the Administrative Agent upon the request of the Required Lenders) (A) prepay the Loans in an amount necessary to eliminate such excess, and (B) if, after giving effect to the prepayment in full of all outstanding Loans such excess has not been eliminated, deposit cash into the Cash Collateral Account in an amount equal to 103% of the Letters of Credit Outstanding.

(b) The Revolving Loans shall be repaid daily in accordance with the provisions of SECTION 2.23 hereof.

(c) Subject to the provisions of SECTION 2.19(a) and (b), outstanding Prime Rate Loans shall be prepaid before outstanding LIBO Loans are prepaid. Each partial prepayment of LIBO Loans shall be in an integral multiple of $1,000,000. No prepayment of LIBO Loans shall be permitted pursuant to this SECTION 2.19 other than on the last day of an Interest Period applicable thereto, unless the Borrower simultaneously reimburses the Lenders for all “Breakage Costs” (as defined in SECTION 2.20(b) below) associated therewith. In order to avoid such Breakage Costs, as long as no Event of Default has occurred and is continuing, at the request of the Borrower, the Administrative Agent shall hold all amounts required to be applied to LIBO Loans in the Cash Collateral Account and will apply such funds to the applicable LIBO Loans at the end of the then pending Interest Period therefor and such LIBO Loans shall continue to bear interest at the rate set forth in SECTION 2.10 until the amounts in the Cash Collateral Account have been so applied (provided that the foregoing shall in no way limit or restrict the Agents’ rights upon the subsequent occurrence of an Event of Default). No partial prepayment of a Borrowing of LIBO Loans shall result in the aggregate principal amount of the LIBO Loans remaining outstanding pursuant to such Borrowing being less than $5,000,000. Except as provided in SECTION 2.16, any prepayment of the Revolving Loans shall not permanently reduce the Commitments.

(d) All amounts required to be applied to all Loans hereunder (other than Swingline Loans) shall be applied ratably in accordance with each Lender’s Commitment Percentage.

(e) Upon the Termination Date, the Commitments and the credit facility provided hereunder shall be terminated in full and the Borrower shall pay, in full and in cash, all outstanding Loans and all other outstanding Obligations.

SECTION 2.20. Optional Prepayment of Loans; Reimbursement of Lenders.

(a) The Borrower shall have the right at any time and from time to time to prepay outstanding Loans in whole or in part, (x) with respect to LIBO Loans, upon at least two (2) Business Days’ prior written, telex or facsimile notice to the Administrative Agent prior to 11:00 a.m., Boston time, and (y) with respect to Prime Rate Loans, on the same Business Day if written, telex or facsimile notice is received by the Administrative Agent prior to 1:00 p.m., Boston time, subject to the following limitations:

(i) Subject to SECTION 2.19(c), all prepayments shall be paid to the Administrative Agent for application, first, to the prepayment of outstanding Swingline

Loans, second, to the prepayment of other outstanding Loans ratably in accordance with each Lender’s Commitment Percentage, and third, to the funding of a cash collateral deposit in the Cash Collateral Account in an amount equal to 103% of all Letter of Credit Outstandings.

(ii) Subject to the foregoing, outstanding Prime Rate Loans shall be prepaid before outstanding LIBO Loans are prepaid. Each partial prepayment of LIBO Loans shall be in an integral multiple of $1,000,000. No prepayment of LIBO Loans shall be permitted pursuant to this SECTION 2.20 other than on the last day of an Interest Period applicable thereto, unless the Borrower simultaneously reimburses the Lenders for all “Breakage Costs” (as defined in SECTION 2.20(b) below) associated therewith. No partial prepayment of a Borrowing of LIBO Loans shall result in the aggregate principal amount of the LIBO Loans remaining outstanding pursuant to such Borrowing being less than $5,000,000.

(iii) Each notice of prepayment shall specify the prepayment date, the principal amount and Type of the Loans to be prepaid and, in the case of LIBO Loans, the Borrowing or Borrowings pursuant to which such Loans were made. Each notice of prepayment shall be irrevocable and shall commit the Borrower to prepay such Loan by the amount and on the date stated therein. The Administrative Agent shall, promptly after receiving notice from the Borrower hereunder, notify each Lender of the principal amount and Type of the Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.

(b) The Borrower shall reimburse each Lender on demand for any loss incurred or to be incurred by it in the reemployment of the funds released (i) resulting from any prepayment (for any reason whatsoever, including, without limitation, conversion to Prime Rate Loans or acceleration by virtue of, and after, the occurrence of an Event of Default) of any LIBO Loan required or permitted under this Agreement, if such Loan is prepaid other than on the last day of the Interest Period for such Loan or (ii) in the event that after the Borrower delivers a notice of borrowing under SECTION 2.04 in respect of LIBO Loans, such Loans are not made on the first day of the Interest Period specified in such notice of borrowing for any reason other than a breach by such Lender of its obligations hereunder or the delivery of any notice pursuant to SECTION 2.17. Such loss shall be the amount as reasonably determined by such Lender as the excess, if any, of (A) the amount of interest which would have accrued to such Lender on the amount so paid or not borrowed at a rate of interest equal to the Adjusted LIBO Rate for such Loan, for the period from the date of such payment or failure to borrow to the last day (x) in the case of a payment or refinancing with Prime Rate Loans other than on the last day of the Interest Period for such Loan, of the then current Interest Period for such Loan or (y) in the case of such failure to borrow, of the Interest Period for such Loan which would have commenced on the date of such failure to borrow, over (B) the amount of interest which would have accrued to such Lender on such amount by investing such amount in United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the last day of the applicable Interest Period (collectively, “Breakage Costs”). Any Lender demanding reimbursement for such loss shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined.

(c) In the event the Borrower fails to prepay any Loan on the date specified in any prepayment notice delivered pursuant to SECTION 2.20(a), the Borrower on demand by any Lender shall pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any loss incurred by such Lender as a result of such failure to prepay, including, without limitation, any loss, cost or expenses incurred by reason of the acquisition of deposits or other funds by such Lender to fulfill deposit obligations incurred in anticipation of such prepayment. Any Lender demanding such payment shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined.

(d) Whenever any partial prepayment of Loans are to be applied to LIBO Loans, such LIBO Loans shall be prepaid in the chronological order of their Interest Payment Dates.

SECTION 2.21. Maintenance of Loan Account; Statements of Account.

(a) The Administrative Agent shall maintain an account on its books in the name of the Borrower (the “Loan Account”) which will reflect (i) all Swingline Loans, all other Revolving Loans and other advances made by the Lenders to the Borrower or for the Borrower’s account, (ii) all L/C Disbursements, fees and interest that have become payable as herein set forth, and (iii) any and all other Obligations that have become payable.

(b) The Loan Account will be credited with all amounts received by the Administrative Agent from the Borrower or otherwise for the Borrower’s account, including all amounts received in the Concentration Account from the Blocked Account Banks, and the amounts so credited shall be applied as set forth in SECTION 2.23(a) or SECTION 7.04, as applicable. After the end of each month, the Administrative Agent shall send to the Borrower a statement accounting for the charges, loans, advances and other transactions occurring among and between the Administrative Agent, the Lenders and the Borrower during that month. The monthly statements shall, absent manifest error, be final, conclusive and binding on the Borrower.

SECTION 2.22. Cash Receipts.

(a) Annexed hereto as Schedule 2.22(a) is a list of all present DDAs, which Schedule includes, with respect to each depository (i) the name and address of that depository; (ii) the account number(s) maintained with such depository; and (iii) to the extent known, a contact person at such depository.

(b) Annexed hereto as Schedule 2.22(b) is a list describing all arrangements to which the Borrower is a party with respect to the payment to the Borrower of the proceeds of all credit card charges for sales by the Borrower.

(c) On or prior to the Closing Date, the Borrower shall (i) deliver to the Collateral Agent notifications executed on behalf of the Borrower to each depository institution with which any DDA is maintained in form reasonably satisfactory to the Collateral Agent, of the Collateral Agent’s interest in such DDA (each, a “DDA Notification”), and (ii) deliver to the

Collateral Agent notifications to each of the Borrower’s credit card clearinghouses and processors of notice in form reasonably satisfactory to the Collateral Agent, (each, a “Credit Card Notification”), and (iii) enter into agency agreements with the banks maintaining the deposit accounts identified on Schedule 2.22(c) (collectively, the “Blocked Accounts”), which agreements (the “Blocked Account Agreements”) shall be in form and substance reasonably satisfactory to the Administrative Agent. The DDA Notifications, Credit Card Notifications and Blocked Account Agreements shall require, after the occurrence and during the continuance of a Cash Dominion Event, the sweep on each Business Day of all available cash receipts from the sale of Inventory and other Collateral, all collections of Accounts, and all other cash payments received by the Borrower from any Person or from any source or on account of any sale or other transaction or event relating to the Collateral (all such cash receipts and collections, “Cash Receipts”), to a concentration account maintained by the Collateral Agent at Fleet (the “Concentration Account”). In that regard, after the occurrence and during the continuance of a Cash Dominion Event, the Borrower shall cause the ACH or wire transfer to a Blocked Account or to the Concentration Account, no less frequently than daily (and whether or not there is then an outstanding balance in the Loan Account) of (A) the then contents of each DDA, each such transfer to be net of any minimum balance, not to exceed $2,500 (or such greater amount which is unintentionally not so transferred by the Borrower but which is to be transferred to a Blocked Account or the Concentration Account on the subsequent Business Day), as may be required to be maintained in the subject DDA by the bank at which such DDA is maintained; and (B) the proceeds of all credit card charges not otherwise provided for pursuant hereto. Further, after the occurrence and during the continuance of a Cash Dominion Event, whether or not any Obligations are then outstanding, the Borrower shall cause the ACH or wire transfer to the Concentration Account, no less frequently than daily, of the then entire ledger balance of each Blocked Account, net of such minimum balance, not to exceed $2,500, as may be required to be maintained in the subject Blocked Account by the bank at which such Blocked Account is maintained. In the event that, notwithstanding the provisions of this SECTION 2.22, after the occurrence and during the continuance of a Cash Dominion Event, the Borrower receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by the Borrower for the Administrative Agent and shall not be commingled with any of the Borrower’s other funds or deposited in any account of the Borrower and shall, within one (1) Business Day after receipt, either be deposited into a Blocked Account or the Concentration Account, or dealt with in such other fashion as the Borrower may be instructed by the Administrative Agent.

(d) At the Administrative Agent’s request, the Borrower shall accurately report to the Administrative Agent all amounts deposited in the Blocked Accounts to ensure the proper transfer of funds as set forth above. If at any time after the occurrence and during the continuance of a Cash Dominion Event, any cash or cash equivalents owned by the Borrower are deposited to any account, or held or invested in any manner, otherwise than in a Blocked Account that is subject to a Blocked Account Agreement, the Administrative Agent shall require the Borrower to close such account and have all funds therein transferred to an account maintained by the Administrative Agent at Fleet and all future deposits made to a Blocked Account which is subject to a Blocked Account Agreement.

(e) The Borrower may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject to the execution and delivery to the Administrative Agent of appropriate DDA Notifications or Blocked Account Agreements (unless expressly waived by the Administrative Agent) consistent with the provisions of this SECTION 2.22 and otherwise reasonably satisfactory to the Administrative Agent. Unless consented to in writing by the Administrative Agent, the Borrower may not maintain any bank accounts (other than accounts that in the aggregate have balances of $2,500 or less) or enter into any agreements with credit card processors other than the ones expressly contemplated herein.

(f) The Borrower may also maintain with the Administrative Agent at Fleet or Bank of America one or more disbursement accounts (the “Disbursement Accounts”) to be used by the Borrower for disbursements and payments (including payroll) in the ordinary course of business or as otherwise permitted hereunder. The only Disbursement Accounts as of the Closing Date are those described in Schedule 2.22(f).

(g) The Concentration Account is, and shall remain, under the sole dominion and control of the Collateral Agent. The Borrower acknowledges and agrees that (i) the Borrower has no right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall continue to be collateral security for all of the Obligations and (iii) the funds on deposit in the Concentration Account shall be applied as provided in SECTION 2.23(a).

SECTION 2.23. Application of Payments.

(a) Subject to the terms of the Collateral Agency Agreement, as long as the Obligations have not been accelerated, all amounts received in the Concentration Account from any source, including the Blocked Account Banks, shall be applied, on the day immediately following receipt, in the following order: first, to pay interest due and payable on Credit Extensions and to pay fees and expense reimbursements and indemnification then due and payable to the Administrative Agent, the Arranger, the Issuing Bank, the Collateral Agent, and the Lenders (other than fees, expenses and indemnifications relating to Obligations described in clause (c) of the definition of Obligations); second to repay outstanding Swingline Loans; third, to repay other outstanding Revolving Loans that are Prime Rate Loans and all outstanding reimbursement obligations under Letters of Credit; fourth, to repay outstanding Revolving Loans that are LIBO Loans and all Breakage Costs due in respect of such repayment pursuant to SECTION 2.20(b) or, at the Borrower’s option (if no Event of Default has occurred and is then continuing), to fund a cash collateral deposit to the Cash Collateral Account sufficient to pay, and with direction to pay, all such outstanding LIBO Loans on the last day of the then-pending Interest Period therefor; fifth, if an Event of Default then exists, to fund a cash collateral deposit in the Cash Collateral Account in an amount equal to 103% of all Letter of Credit Outstandings; sixth, to pay all other Obligations that are then outstanding and then due and payable, including without limitation, all Obligations arising out of any cash management, depository, investment, letter of credit, Hedging Agreement, or other banking or financial services provided by Bank of America or Fleet. If all Obligations are paid, any excess amounts shall be deposited in a separate cash collateral account, and as long as no Event of Default then exists, shall be released to the Borrower upon the request of the Borrower and utilized by the Borrower prior to any further Revolving Loans being made. Any other amounts received by the Administrative Agent, the Issuing Bank, the Collateral Agent, or any Lender as contemplated by SECTION 2.22 shall also be applied in the order set forth above in this SECTION 2.23.

(b) All credits against the Obligations shall be conditioned upon final payment to the Administrative Agent of the items giving rise to such credits and shall be subject to one (1) Business Day’s clearance and collection. If any item deposited to the Concentration Account and credited to the Loan Account is dishonored or returned unpaid for any reason, whether or not such return is rightful or timely, the Administrative Agent shall have the right to reverse such credit and charge the amount of such item to the Loan Account and the Borrower shall indemnify the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders against all claims and losses resulting from such dishonor or return.

SECTION 2.24. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any holding company of any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition (not including, for the avoidance of doubt, any condition with respect to Taxes, which shall only give rise to additional payments to the extent provided by SECTION 2.27) affecting this Agreement or LIBO Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBO Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this SECTION and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this SECTION shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation.

SECTION 2.25. Change in Legality.

(a) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if (x) any Change in Law shall make it unlawful for a Lender to make or maintain a LIBO Loan or to give effect to its obligations as contemplated hereby with respect to a LIBO Loan or (y) at any time any Lender determines that the making or continuance of any of its LIBO Loans has become impracticable as a result of a contingency occurring after the date hereof which adversely affects the London interbank market or the position of such Lender in the London interbank market, then, by written notice to the Borrower, such Lender may (i) declare that LIBO Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for a LIBO Borrowing shall, as to such Lender only, be deemed a request for a Prime Rate Loan unless such declaration shall be subsequently withdrawn; and (ii) require that all outstanding LIBO Loans made by it be converted to Prime Rate Loans, in which event all such LIBO Loans shall be automatically converted to Prime Rate Loans as of the effective date of such notice as provided in paragraph (b) below. In the event any Lender shall exercise its rights under clause (i) or (ii) of this paragraph (a), all payments and prepayments of principal which would otherwise have been applied to repay the LIBO Loans that would have been made by such Lender or the converted LIBO Loans of such Lender shall instead be applied to repay the Prime Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such LIBO Loans.

(b) For purposes of this SECTION 2.25, a notice to the Borrower by any Lender pursuant to paragraph (a) above shall be effective, if any LIBO Loans shall then be outstanding, on the last day of the then-current Interest Period; and otherwise such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.26. Payments; Sharing of Setoff.

(a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of drawings under Letters of Credit, or of amounts payable under SECTION 2.20(b), SECTION 2.24 or SECTION 2.27, or otherwise) prior to 12:30 p.m., Boston time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 100 Federal Street, Boston, Massachusetts, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to SECTION 2.20(b), SECTION 2.24, SECTION 2.27 and SECTION 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, except with respect to LIBO Borrowings, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest or including fees, interest thereon and fees shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b) All funds received by and available to the Administrative Agent to pay principal, unreimbursed drawings under Letters of Credit, interest and fees then due hereunder, shall be applied in accordance with the provisions of SECTION 2.23(a) hereof or SECTION 7.04, as applicable, ratably among the parties entitled thereto in accordance with their Commitment Percentages.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in drawings under Letters of Credit or Swingline Loans resulting in such Lender’s receiving payment of a greater proportion of the aggregate amount of its Loans and participations in drawings under Letters of Credit and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in drawings under Letters of Credit and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in drawings under Letters of Credit and Swingline Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in drawings under Letters of Credit to any assignee or participant, other than to the Borrower or any Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.27. Taxes.

(a) Any and all payments by or on account of any Obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes, provided that if the Borrower shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions for Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section) the Agents, such Lender or the Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) The Borrower shall indemnify the Agents, each Lender and the Issuing Bank, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Agents, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto; provided, however, that the Borrower shall not be obligated to make payments in respect of penalties, interest and other liabilities attributable to any Indemnified Taxes or Other Taxes that are attributable to gross negligence or willful misconduct of the Agent, the Lender or the Issuing Bank or any of its Affiliates. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of any Agent, a Lender or the Issuing Bank setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction in U.S. Federal withholding tax shall deliver to the Borrower and the Administrative Agent two copies of either United States Internal Revenue Service Form W-8BEN (claiming benefits under an applicable income tax treaty) or Form W-8ECI, or any subsequent versions thereof or successors thereto, or, in the case of a Foreign Lender claiming exemption from in U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a (i) Form W-8BEN, or any subsequent versions thereof or successors thereto and (ii) a certificate representing that such Foreign Lender is not (A) a bank for purposes of Section 881(c) of the Code, (B) is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and (C) is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), in each case, properly completed and duly executed by such Foreign Lender claiming, as applicable, complete exemption from or reduced rate of, U.S. Federal withholding Tax on payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of a transferee that is a participation holder, on or before the date such participation holder becomes a transferee hereunder) and on or before the date, if any, such Foreign Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Notwithstanding any other provision of this SECTION 2.27(e), a Foreign Lender shall not be required to deliver any form pursuant to this SECTION 2.27(e) that such Foreign Lender is not legally able to deliver.

(f) Upon the request of the Borrower, any Lender that is not a Foreign Lender shall deliver to the Borrower two copies of United States Internal Revenue Service Form W-9 or any subsequent versions thereof or successors thereto, properly completed and duly executed. If any Lender fails to deliver Form W-9 or any subsequent versions thereof or successors thereto as required herein, then the Borrower may withhold from any payment to such party an amount equivalent to the applicable backup withholding Tax imposed by the Code, without reduction or payment of any additional amounts.

(g) The Borrower shall not be required to indemnify any Lender or to pay any additional amounts to any Lender in respect of U.S. Federal withholding tax pursuant to paragraph (a) or (c) above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with the provisions of paragraphs (e) or (f) above. Should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall, at such Lender’s expense, take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(h) Each of the Lenders agrees that upon the occurrence of any circumstances entitling such party to indemnification or additional amounts pursuant to SECTION 2.27(a) or

(c), such party shall use reasonable efforts to take any action (including designating a new lending office and signing any prescribed forms or other documentation appropriate in the circumstances) if such action would reduce or eliminate any Tax (including penalties or interest, as applicable) with respect to which such indemnification or additional amounts may thereafter accrue.

(i) If any Lender reasonably determines that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by the Borrower pursuant to subsection (a) or (c) above in respect of payments under the Loan Documents, a current monetary benefit that it would otherwise not have obtained and that would result in the total payments under this SECTION 2.27 exceeding the amount needed to make such Lender whole, such Lender shall pay to the Borrower, with reasonable promptness following the date upon which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out-of-pocket expenses incurred in securing such refund, deduction or credit.

(j) Any increase in cost or decrease in the rate of return with respect to (or relating to) Taxes on the part of any Lender or Issuing Bank resulting from any Change in Law shall be governed solely by this SECTION 2.27.

SECTION 2.28. Security Interests in Collateral.

To secure its Obligations under this Agreement and the other Loan Documents, the Borrower shall grant to the Collateral Agent, for its benefit and the ratable benefit of the other Secured Parties, a first-priority security interest in all of the Collateral pursuant to the Security Documents.

SECTION 2.29. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under SECTION 2.24, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to SECTION 2.27, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to SECTION 2.24 or SECTION 2.27, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, however, that the Borrower shall not be liable for such costs and expenses of a Lender requesting compensation if (i) such Lender becomes a party to this Agreement on a date after the Closing Date and (ii) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto.

(b) If any Lender requests compensation under SECTION 2.24, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to SECTION 2.27, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in SECTION 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, the Issuing Bank and Swingline Lender, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in unreimbursed drawings under Letters of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under SECTION 2.24 or payments required to be made pursuant to SECTION 2.27, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Agents and the Lenders that:

SECTION 3.01. Organization; Powers. Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. Schedule 3.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

SECTION 3.02. Authorization; Enforceability. The transactions contemplated hereby and by the other Loan Documents to be entered into by each Loan Party are within such Loan Party’s corporate and other powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each Loan Party that is a party hereto and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party will constitute, a legal, valid and binding obligation of such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The transactions to be entered into contemplated by the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for such as have been obtained or made and are in full force and effect and except filings and recordings necessary to perfect Liens created under the Loan Documents, (b) will not violate any Applicable Law or the Charter Documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets (including, without limitation, the Note Purchase Agreement), or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except Liens created under the Loan Documents for the benefit of the Secured Parties.

SECTION 3.04. Financial Condition. The Parent has heretofore furnished to the Lenders the Consolidated balance sheet, and statements of income, stockholders’ equity, and cash flows for the Parent and its Subsidiaries as of and for the Fiscal Year ended January 29, 2004 and as of and for the Fiscal Quarter ended April 29, 2004, certified by a Financial Officer of the Borrower. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Parent and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes. Since the date of such financial statements, there have been no changes in the assets, liabilities, financial condition, business or prospects of the Parent and its Subsidiaries other than changes in the ordinary course of business, the effect of which has had a Material Adverse Effect.

SECTION 3.05. Properties.

(a) Except as disclosed in Schedules 3.05(c)(i) and 3.05(c)(ii), each Loan Party has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for defects which would not reasonably be expected to have a Material Adverse Effect.

(b) Each Loan Party owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Loan Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c) Schedule 3.05(c)(i) sets forth the address (including county) of all Real Estate that is owned by the Loan Parties. Schedule 3.05(c)(ii) sets forth the address (including county) of all Leases of the Loan Parties. Each of such Leases is in full force and effect and the Loan Parties are not in default of the terms thereof.

SECTION 3.06. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings (including, without limitation, any relating to any Pharmaceutical Law) by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting any Loan Party (i) that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than those disclosed in filings with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 or set forth on Schedule 3.06) or (ii) that involve any of the Loan Documents.

(b) Except for the matters set forth on Schedule 3.06 and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the matters set forth on Schedule 3.06 that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Each Loan Party is in compliance with all Applicable Law and all indentures, material agreements and other instruments binding upon it or its property (including, without limitation, the Note Purchase Agreement), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment and Holding Company Status. No Loan Party is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.09. Taxes. Except as set forth on Schedule 3.09 hereto, each Loan Party has timely filed or caused to be filed all material federal and state Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings, for which such Loan Party has set aside on its books adequate reserves, and as to which no Lien has been filed.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount which would reasonably be expected to cause a Material Adverse Effect.

SECTION 3.11. Disclosure. None of any of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

SECTION 3.12. Subsidiaries.

(a) Schedule 3.12 sets forth the name of, and the ownership interest of each Loan Party in each Subsidiary as of the Closing Date. There is no other capital stock or ownership interest of any class outstanding as of the Closing Date. The Loan Parties are not party to any joint venture, general or limited partnership, or limited liability company, agreements or any other business ventures or entities as of the Closing Date.

(b) The Parent and its Subsidiaries have received the consideration for which the capital stock and other ownership interests was authorized to be issued and have otherwise complied with all legal requirements relating to the authorization and issuance of shares of stock and other ownership interests, and all such shares and ownership interests are validly issued, fully paid, and non-assessable.

SECTION 3.13. Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries. Each of such policies is in full force and effect. All premiums in respect of such insurance that are due and payable have been paid.

SECTION 3.14. Labor Matters. Except as set forth on Schedule 3.14, there are no (i) strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of the Borrower, threatened, (ii) representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party has made a pending demand for recognition, or (iii) complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints regarding employment against any Loan Party pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator, which would singularly or in the aggregate reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of the Loan Parties have not been in violation of the Fair Labor Standards Act or any other Applicable Law dealing with such matters to the extent that any such violation would reasonably be expected to have a Material Adverse Effect.

SECTION 3.15. Security Documents. The Security Documents create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral, and the Security Documents constitute the creation of a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in such Collateral, in each case prior and superior in right to any other Person (other than the Noteholders pursuant to the Security Agreement and the Collateral Agency Agreement and Permitted Encumbrances having priority under Applicable Law).

SECTION 3.16. Federal Reserve Regulations.

(a) No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or X.

SECTION 3.17. Solvency. The Loan Parties, on a Consolidated basis, are Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

SECTION 3.18. Pharmaceutical Laws.

(a) The Loan Parties have obtained all permits, licenses and other authorizations which are required with respect to the ownership and operations of their businesses under any Pharmaceutical Law, except where the failure to obtain such permits, licenses or other authorizations would not reasonably be expected to have a Material Adverse Effect.

(b) The Loan Parties are in compliance with all terms and conditions of all such permits, licenses, orders and authorizations, and are also in compliance with all Pharmaceutical Laws, including all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Pharmaceutical Laws, except where the failure to comply with such terms, conditions or laws would not reasonably be expected to have a Material Adverse Effect.

(c) None of the Loan Parties have any liabilities, claims against them, and presently outstanding notices imposed or based upon any provision of any Pharmaceutical Law, except for such liabilities, claims, citations or notices which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

Conditions

SECTION 4.01. Closing Date. The obligation of the Lenders to make each Loan and of the Issuing Bank to issue each Letter of Credit, including the initial Loan and the initial Letters of Credit, if any, on the Closing Date, is subject to the following conditions precedent:

(a) The Agents (or their counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and all other Loan Documents (including, without limitation, the Security Documents) signed on behalf of such party or (ii) written evidence satisfactory to the Agents (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and all other Loan Documents.

(b) The Agents shall have received a favorable written opinion (addressed to the Agents and the Lenders and dated the Closing Date) of Latham & Watkins, LLP, counsel for the Loan Parties (or, from the in house counsel of the Borrower, subject to satisfactory review of applicable insurance of such counsel) substantially in the form of Exhibit C, and covering such other matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(c) The Agents shall have received a counterpart of the Collateral Agency Agreement signed on behalf of all parties thereto.

(d) The Agents shall have received such documents and certificates as the Agents or their counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the transactions contemplated by the Loan Documents and any other legal matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby, all in form and substance satisfactory to the Agents and their counsel.

(e) After giving effect to the first funding under the Loans; any charges to the Loan Account made in connection with the establishment of the credit facility contemplated hereby; and all Letters of Credit to be issued at, or immediately subsequent to, such establishment, Excess Availability shall be not less than $145,000,000. The Agents shall have received a projected Borrowing Base Certificate dated the Closing Date, relating to the quarter ending on or about July 31, 2004, and executed by a Financial Officer of the Borrower.

(f) The Agents shall have received a certificate, reasonably satisfactory in form and substance to the Agents, (i) with respect to the Solvency of the Loan Parties on a Consolidated basis as of the Closing Date, and (ii) certifying that, as of the Closing Date, the representations and warranties made by the Loan Parties in the Loan Documents are true and complete and that no Default or Event of Default exists.

(g) All necessary consents and approvals to the transactions contemplated hereby shall have been obtained and shall be reasonably satisfactory to the Agents (including, to the extent required, consent from the Noteholders).

(h) The Collateral Agent shall have received (a) appraisals of the Collateral consisting of Inventory and Prescription Lists by a third party appraiser acceptable to the Collateral Agent, the results of which are reasonably satisfactory to the Collateral Agent; and (b) a written report regarding the results of a commercial finance examination of the Loan Parties, which shall be reasonably satisfactory to the Collateral Agent.

(i) The Agents shall be reasonably satisfied that any financial statements delivered to them fairly present the business and financial condition of the Parent and its Subsidiaries, and that there has been no material adverse change in the assets, business, financial condition, income or prospects of the Parent and its Subsidiaries since the date of the most recent financial information delivered to the Agents.

(j) The Administrative Agent shall have received and be satisfied with (a) quarterly detailed one-year financial projections and business assumptions for the Parent and its Subsidiaries, and (b) such other information (financial or otherwise) reasonably requested by the Administrative Agent.

(k) There shall not be pending any litigation or other proceeding, the result of which would reasonably be expected to have a Material Adverse Effect.

(l) The Collateral Agent shall have received results of searches or other evidence reasonably satisfactory to the Collateral Agent (in each case dated as of a date reasonably satisfactory to the Collateral Agent) indicating the absence of Liens on the assets of the Borrower, except for Permitted Encumbrances and Liens for which termination statements and releases reasonably satisfactory to the Collateral Agent are being tendered concurrently with such Credit Extension.

(m) The Collateral Agent shall have received (i) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Collateral Agent, and (ii) the DDA Notifications, Credit Card Notifications, and Blocked Account Agreements required pursuant to SECTION 2.22(c) hereof.

(n) The Agents shall have received a payoff letter or evidence otherwise reasonably satisfactory in form and substance to the Agents from the administrative agent under the Existing Financing Agreement confirming the termination of such credit facility upon receipt of payment of the amounts due, if any, thereunder. All obligations to the agents and the lenders under the Existing Financing Agreement, if any, shall be repaid with the proceeds of the initial Loans hereunder, and all Liens with respect to the foregoing financing arrangements on any of the Loan Parties’ assets, if any, shall have been terminated (or provision therefor satisfactory to the Collateral Agent made).

(o) The Collateral Agent shall have received, and be satisfied with, evidence of the Loan Parties’ insurance, together with such endorsements as are required by the Loan Documents.

(p) All fees due at or immediately after the Closing Date and all costs and expenses incurred by the Agents in connection with the establishment of the credit facility contemplated hereby (including the fees and expenses of counsel to the Agents) shall have been paid in full.

(q) The consummation of the transactions contemplated hereby shall not (a) violate any Applicable Law or (b) conflict with, or result in a default or event of default under, any material contract or agreement of any Loan Party, including, without limitation, the Note Purchase Agreement (and the Agents and the Lenders shall receive a satisfactory opinion of Loan Parties’ counsel to that effect). No event shall exist which is, or solely with the passage of time, the giving of notice or both, would be a default under any material contract or agreement of any Loan Party, including, without limitation, the Note Purchase Agreement).

(r) No material changes in governmental regulations or policies affecting the Loan Parties, the Agents, the Arranger or any Lender involved in this transaction shall have occurred prior to the Closing Date.

(s) There shall not have occurred any disruption or material adverse change in the United States financial or capital markets in general that has had, in the reasonable opinion of the Agents, a material adverse effect on the market for loan syndications or adversely affecting the syndication of the Loans.

(t) There shall have been delivered to the Administrative Agent such additional instruments and documents as the Agents or counsel to the Agents reasonably may require or request.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived by the Administrative Agent in writing) at or prior to 5:00 p.m., Boston time, on August 9, 2004 (and, in the event such conditions are not so satisfied or waived, this Agreement shall terminate at such time).

SECTION 4.02. Conditions Precedent to Each Loan and Each Letter of Credit.

In addition to those conditions described in SECTION 4.01, the obligation of the Lenders to make each Revolving Loan and of the Issuing Bank to issue each Letter of Credit, is subject to the following conditions precedent:

(a) Notice. The Administrative Agent shall have received a notice with respect to such Borrowing or issuance, as the case may be, as required by Article II.

(b) Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents or otherwise made in writing in connection herewith or therewith shall be true and correct in all material respects on and as of the date of each Borrowing or the issuance of each Letter of Credit hereunder with the same effect as if made on and as of such date, other than representations and warranties that relate solely to an earlier date.

(c) No Default. On the date of each Borrowing hereunder and the issuance of each Letter of Credit, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

(d) Borrowing Base Certificate. The Administrative Agent shall have received the most recently required Borrowing Base Certificate, with each such Borrowing Base Certificate including schedules as required by the Administrative Agent.

The request by the Borrower for, and the acceptance by the Borrower of, each extension of credit hereunder shall be deemed to be a representation and warranty by the Borrower that the conditions specified in this SECTION 4.02 have been satisfied at that time and that after giving effect to such extension of credit the Borrower shall continue to be in compliance with the Borrowing Base. The conditions set forth in this SECTION 4.02 are for the sole benefit of the Administrative Agent and each Lender and may be waived by the Administrative Agent, in whole or in part, without prejudice to the Administrative Agent or any Lender, including, without limitation, without prejudice to the Required Lenders’ rights under Section 2.6(b), 7.1 and 9.2 hereof.

ARTICLE V

Affirmative Covenants

Until (i) the Commitments have expired or been terminated, and (ii) except as provided in clause (iii), all Obligations shall have been paid in full, and (iii) all Letters of Credit shall have expired or terminated or been collateralized, to the extent of 103% of the then Letter of Credit Outstandings, by cash or a letter of credit issued by a financial institution and on terms reasonably satisfactory to the Administrative Agent, each Loan Party covenants and agrees with the Agents and the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Agents:

(a) within ninety (90) days after the end of each Fiscal Year of the Parent, its Consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all audited and reported on by Deloitte & Touche LLP or another independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without a qualification or exception as to the scope of such audit) to the effect that such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied;

(b) within forty-five (45) days after the end of each Fiscal Quarter of the Parent, its Consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows, as of the end of and for such Fiscal Quarter and the elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year and the figures as set forth in the projections delivered pursuant to SECTION 5.01(e) hereof, all certified by one of its Financial Officers as presenting in all material respects the financial condition and results of operations of the Parent and its Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower in the form of Exhibit D (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth reasonably detailed calculations with respect to the average Excess Availability for such period, and (iii) stating whether any material change in GAAP or in the application thereof has occurred since the date of the Parent’s audited financial statements referred to in SECTION 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) within thirty (30) days after the commencement of each Fiscal Year of the Parent, a detailed Consolidated budget by quarter for such Fiscal Year (including a projected Consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such Fiscal Year);

(e) within twenty (20) days after the end of each Fiscal Quarter (or twenty-five days after the end of the Borrower’s fourth Fiscal Quarter), a certificate in the form of Exhibit E (a “Borrowing Base Certificate”) showing the Borrowing Base as of the close of business on the last day of the immediately preceding Fiscal Quarter, each Borrowing Base Certificate to be certified as complete and correct on behalf of the Borrower by a Financial Officer of the Borrower; provided that at any time that, and as long as, (i) the Average Credit Extensions are greater than 80% but less than or equal to 90% of the lesser of (x) the Total Commitment, or (y) the Borrowing Base, a Borrowing Base Certificate shall be provided monthly, on the fifteenth (15th) day of each month, showing the Borrowing Base as of the close of business on the last day of the Borrower’s immediately preceding Fiscal month (which, as to Borrower’s retail stores’ Inventory, will be to the best of the Borrower’s knowledge and based upon reasonable assumptions until the Borrower maintains a perpetual inventory system for such stores), or (ii) either (x) an Event of Default exists and is continuing or (y) the Average Credit Extensions are greater than 90% of the lesser of (A) the Total Commitments or (B) the Borrowing Base, a Borrowing Base Certificate shall be provided weekly, on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), showing the Borrowing Base as of the close of business on the immediately preceding Saturday (which, as to Borrower’s retail stores’ Inventory, will be to the best of the Borrower’s knowledge and based upon reasonable assumptions until the Borrower maintains a perpetual inventory system for such stores). Notwithstanding the foregoing, the Borrower may, in its discretion, elect to deliver Borrowing Base Certificates more frequently than is required above; however, the Borrower may not at any time after such election deliver Borrowing Base Certificates less frequently than the Borrower has so elected.

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed in final form by any Loan Party with the Securities and Exchange Commission (including, without limitation,

Forms 10-K and 10-Q but excluding any registration statement on Form S-8 or its equivalent), or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;

(g) promptly upon receipt thereof, copies of all attestation reports submitted to any Loan Party by independent certified public accountants in connection with each annual, interim or special audit of the books of the Loan Parties or any of their Subsidiaries made by such accountants, including any management letter commenting on material weaknesses in the Loan Parties’ internal controls submitted by such accountants to management in connection with their annual audit;

(h) the financial and collateral reports described on Schedule 5.01(i) hereto, at the times set forth in such Schedule;

(i) notice of any intended Permitted Acquisition of a Loan Party greater than $35,000,000, at least five (5) Business Days prior to the intended date of the consummation thereof, together with (i) copies of the most recent audited, and if later, unaudited financial statements of the Person which is the subject of the Permitted Acquisition, (ii) a description of the proposed Permitted Acquisition in such detail as the Administrative Agent may reasonably request, including copies of letters of intent and purchase and sale agreements or other acquisition documents executed in connection with the proposed Permitted Acquisition, (iii) an unaudited pro forma Consolidated balance sheet and income statement of the Parent and its Subsidiaries as of the end of the most recently completed Fiscal Quarter but prepared as though the Permitted Acquisition had occurred on such date and related pro forma calculations of average Excess Availability for the subsequent four Fiscal Quarters period, and (iv) unaudited projections of balance sheets and income statements and related calculations for the following four Fiscal Quarters, assuming the Permitted Acquisition has closed;

(j) notice of any intended (i) sale or other disposition of assets resulting in proceeds exceeding $15,000,000 of any Loan Party permitted under SECTION 6.05(d) hereof at least ten (10) Business Days prior to the date of consummation such sale or disposition or (ii) incurrence of any Indebtedness permitted hereunder promptly following the incurrence of such Indebtedness; and

(k) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party, or compliance with the terms of any Loan Document, as the Agents or any Lender may reasonably request.

Each report required to be delivered under this SECTION 5.01 shall be deemed to have been delivered on the earlier of the date on which the Borrower posts such document on the Borrower’s website on the internet at the website address listed on Schedule 5.01 hereof, or when such report is posted on the Securities and Exchange Commission’s website at www.sec.gov or on Intralinks, provided that the Borrower shall deliver electronic copies of all such documents to the Administrative Agent and the Administrative Agent shall thereupon notify each Lender of the posting of each such report.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Agents prompt written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(d) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect;

(e) any change in any Loan Party’s senior executive officers;

(f) the discharge by any Loan Party of its present independent accountants or any withdrawal or resignation by such independent accountants;

(g) any failure by any Loan Party to pay rent at any of such Loan Party’s locations, which failure continues for more than ten (10) days following the day on which such rent first came due if the result of such failure would be reasonably likely to result in a Material Adverse Effect;

(h) any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent;

(i) any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding; and

(j) the filing of any Lien for due and unpaid Taxes against any Loan Party.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Information Regarding Collateral.

(a) The Borrower will furnish to the Agents at least ten (10) days prior written notice of any change (i) in any Loan Party’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s corporate structure or jurisdiction of incorporation or formation, or (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization.

(b) Should any of the information on any of the Schedules hereto become misleading in any material respect as a result of changes after the Closing Date, the Borrower shall advise the Administrative Agent in writing of such revisions or updates as may be necessary or appropriate to update or correct the same. From time to time as may be reasonably requested by the Administrative Agent, but not more frequently than quarterly, the Borrower shall supplement each Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter arising after the Closing Date that, if existing or occurring on the Closing Date, would have been required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein). Notwithstanding the foregoing, no supplement or revision to any Schedule or representation shall amend, supplement or otherwise modify any Schedule or representation, or shall result in the modification or expansion of any transactions permitted by Article 6 hereof from those in existence prior to the delivery of such updated Schedules or such revision of a representation, or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein.

SECTION 5.04. Existence; Conduct of Business. Each Loan Party will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to comply with its respective Charter Documents, as applicable, and to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under SECTION 6.03.

SECTION 5.05. Payment of Obligations. Each Loan Party will, and will cause each of the Subsidiaries to, pay its Indebtedness and other obligations, including Tax liabilities, and claims for labor, materials, or supplies, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, (d) no Lien has been filed with respect thereto, and (e) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect. Nothing contained herein shall be deemed to limit the rights of the Administrative Agent under SECTION 2.03(b) hereof.

SECTION 5.06. Maintenance of Properties. Each Loan Party will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and with the exception of storing closings and asset dispositions permitted hereunder.

SECTION 5.07. Insurance.

(a) Each Loan Party shall (i) maintain insurance with financially sound and reputable insurers reasonably acceptable to the Administrative Agent (or, to the extent consistent with prudent business practice, a program of self-insurance approved by the Administrative Agent) on such of its property and in at least such amounts and against at least such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death occurring upon, in or about or in connection with the use of any properties owned, occupied or controlled by it (including the insurance required pursuant to the Security Documents); (ii) maintain such other insurance as may be required by law; and (iii) furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

(b) Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a non-contributing mortgage clause (regarding improvements to real property) and lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Collateral Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds (as such proceeds pertain to Collateral) otherwise payable to the Loan Parties under the policies directly to the Collateral Agent, (ii) a provision to the effect that none of the Loan Parties, the Administrative Agent, the Collateral Agent, or any other party shall be a coinsurer and (iii) such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Lenders. Commercial general liability policies shall be endorsed to name the Collateral Agent as an additional insured. Business interruption policies shall name the Collateral Agent as a loss payee and shall be endorsed or amended to include (i) a provision that, from and after the Closing Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Collateral Agent, (ii) a provision to the effect that none of the Loan Parties, the Administrative Agent, the Collateral Agent or any other party shall be a co-insurer and (iii) such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Lenders. Each such policy referred to in this paragraph also shall provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than 10 days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than 30 days’ prior written notice thereof by the insurer to the Collateral Agent. The Borrower shall deliver to the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent, including an insurance binder) together with evidence reasonably satisfactory to the Collateral Agent of payment of the premium therefor.

SECTION 5.08. Books and Records; Inspection and Audit Rights; Appraisals; Accountants.

(a) Each Loan Party will, and will cause each of the Subsidiaries to, keep proper books of record and account in accordance with GAAP and in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of the Subsidiaries to, permit any representatives designated by any Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and its independent accountants, all at such reasonable times and as often as reasonably requested.

(b) Each Loan Party will, and will cause each of the Subsidiaries to, from time to time upon the request of the Collateral Agent or the Required Lenders through the Administrative Agent and after reasonable prior notice, permit any Agent or professionals (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Agents to conduct appraisals, commercial finance examinations and other evaluations, including, without limitation, of (i) the Borrower’s practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, and pay the reasonable fees and expenses of the Agents or such professionals with respect to such evaluations and appraisals. Without limiting the foregoing, the Loan Parties acknowledge that the Agents intend to undertake one (1) inventory appraisal and one (1) commercial finance examination each Fiscal Year after the Closing Date, at the Loan Parties’ expense. Except as provided herein, the annual cost of such evaluations and appraisals shall not exceed $70,000 plus reasonable out-of-pocket expenses. Notwithstanding the foregoing, the Agents may cause additional appraisals and commercial finance examinations to be undertaken as they in their reasonable discretion deem necessary or appropriate, provided that the Loan Parties shall not be obligated to pay for any such additional appraisals or examinations except as follows: (i) if the Average Credit Extensions are greater than 80% but less than or equal to 90% of the lesser of (x) the Total Commitments or (y) the Borrowing Base, the Agents may undertake up to two (2) inventory appraisals and two (2) commercial finance examinations each Fiscal Year; (ii) if the Average Credit Extensions are greater than 90% of the lesser of (x) the Total Commitments or (y) the Borrowing Base, the Agents may undertake up to three (3) inventory appraisals and three (3) commercial finance examinations each Fiscal Year; and (iii) if an Event of Default has occurred and is continuing, the Agents may undertake such appraisals and commercial finance examinations as they in their sole discretion deem necessary or appropriate, or as may be required by Applicable Law.

(c) The Loan Parties shall, at all times, retain independent certified public accountants who are reasonably satisfactory to the Administrative Agent and instruct such accountants to cooperate with, and be available to, the Administrative Agent or its representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants, as may be reasonably raised by the Administrative Agent.

SECTION 5.09. Physical Inventories.

(a) The Collateral Agent, at the reasonable expense of the Loan Parties, may participate in and/or observe each physical count and/or inventory of so much of the Collateral as consists of Inventory which is undertaken on behalf of the Borrower so long as such participation does not disrupt the normal inventory schedule or process.

(b) The Borrower, at its own expense, shall cause not less than one (1) physical inventory of the Borrower’s retail stores to be undertaken in each twelve (12) month period during which this Agreement is in effect, using practices consistent with practices in effect on the date hereof. The Borrower, at its own expense, shall also cause periodic cycle counts of the Borrower’s distribution centers using practices consistent with practices in effect on the date hereof.

(c) The Borrower shall provide the Collateral Agent with the preliminary Inventory levels at each of the Borrower’s stores within twenty (20) days following the completion of such inventory cycle (or, twenty-five days after any such inventory count undertaken at the end of the Borrower’s fourth Fiscal quarter).

(d) The Borrower, within forty-five (45) days following the completion of such inventory, shall provide the Collateral Agent with the results of each such inventory (as well as of any other physical inventory undertaken by the Borrower) and shall post such results to the Borrower’s books and records and general ledger, as applicable.

(e) The Collateral Agent, in its discretion, if any Default exists, may cause such additional inventories to be taken as the Collateral Agent determines (each, at the expense of the Borrower). The Collateral Agent shall use its best efforts to schedule any such inventories so as to not unreasonably disrupt the operation of the Borrower’s business.

SECTION 5.10. Compliance with Laws. Each Loan Party will, and will cause each of the Subsidiaries to, comply with all Applicable Laws (including Pharmaceutical Laws), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11. Use of Proceeds and Letters of Credit. The proceeds of Loans made hereunder and Letters of Credit issued hereunder will be used only (a) to refinance the Indebtedness under the Existing Financing Agreement, (b) to finance the acquisition of working capital assets of the Borrower, including the purchase of inventory, in the ordinary course of business, (c) to finance Capital Expenditures of the Borrower, and (d) for general corporate purposes, including repurchases of capital stock of the Parent, repurchase or retirement of Indebtedness evidenced by the Note Purchase Agreement, and Permitted Acquisitions, all to the extent permitted herein. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

SECTION 5.12. Additional Subsidiaries. If any additional Subsidiary of any Loan Party is formed or acquired after the Closing Date, the Borrower will notify the Agents and the Lenders thereof and, except for Investments as provided in Section 6.04(i), if such Subsidiary is not a Foreign Subsidiary and owns any property of the same type as constitutes Collateral, the Borrower will cause such Subsidiary to become a Loan Party hereunder and under each applicable Security Document in the manner provided therein within fifteen (15) days after any

Agent’s request and promptly take such actions to create and perfect Liens on such Subsidiary’s assets which are the subject of the Security Documents to secure the Obligations as the Agents or the Required Lenders shall reasonably request.

SECTION 5.13. Further Assurances. (a) Each Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Applicable Law, or which the Agents may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Agents, from time to time upon request, evidence reasonably satisfactory to the Agents as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any material assets which are of the same type as constitutes Collateral are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien of the Security Agreement upon acquisition thereof), the Borrower will notify the Agents and the Lenders thereof, and the Loan Parties will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or reasonably requested by the Agents to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

(c) Upon the request of the Administrative Agent, the Borrower shall cause each of its customs brokers to deliver an agreement to the Administrative Agent covering such matters and in such form as the Administrative Agent may reasonably require.

ARTICLE VI

Negative Covenants

Until (i) the Commitments have expired or been terminated, and (ii) except as provided in clause (iii), the Obligations shall have been paid in full, and (iii) all Letters of Credit shall have expired or terminated or been collateralized, to the extent of 103% of the then Letter of Credit Outstandings, by cash or a letter of credit issued by a financial institution and on terms reasonably satisfactory to the Administrative Agent, each Loan Party covenants and agrees with the Agents and the Lenders that:

SECTION 6.01. Indebtedness and Other Obligations.

(a) The Loan Parties will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents;

(ii) Indebtedness set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness, provided that after giving effect to the refinancing (i) the principal amount of the outstanding Indebtedness is not increased, (ii) neither the tenor nor the average life is reduced, and (iii) the holders of such refinancing Indebtedness are not afforded covenants, defaults, rights or remedies more burdensome in any material respect to the obligor or obligors than those contained in the Indebtedness being refinanced;

(iii) Indebtedness of any Loan Party to any other Loan Party, all of which Indebtedness shall be reflected in the Loan Parties’ books and records in accordance with GAAP;

(iv) Indebtedness of any Loan Party to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof, provided that the aggregate principal amount of Indebtedness permitted by this clause (iv) shall not exceed $40,000,000 at any time outstanding;

(v) Indebtedness incurred to finance or refinance any Real Estate owned or acquired by any Loan Party or incurred in connection with sale-leaseback transactions permitted hereunder;

(vi) Indebtedness under Hedging Agreements, other than for speculative purposes, entered into in the ordinary course of business with an aggregate Agreement Value thereon not to exceed $15,000,000 at any time outstanding;

(vii) Contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business in connection with the construction or improvement of stores;

(viii) Indebtedness arising under the Note Purchase Agreement and related documents and any Indebtedness which refinances same, provided however that after giving effect to the refinancing (i) the principal amount of the outstanding Indebtedness is not increased, (ii) neither the tenor nor the average life is reduced, (iii) the respective obligor or obligors shall be the same on the refinancing Indebtedness as on the Indebtedness being refinanced, (iv) the refinancing Indebtedness shall be unsecured or shall be secured equally and ratably with the Obligations hereby secured and the holders of such refinancing Indebtedness shall have entered into an intercreditor agreement on terms acceptable to the Collateral Agent, in its sole discretion (it being agreed that the terms in the Collateral Agency Agreement shall be acceptable to the Collateral Agent), and (v) the holders of such refinancing Indebtedness are not afforded covenants, defaults, rights or remedies materially more burdensome to the obligor or obligors than those contained in the Indebtedness being refinanced;

(ix) Guarantees by the Parent of any obligation of the Borrower or any other Subsidiary of the Parent, so long as such obligations are otherwise permitted hereunder, provided that if the Parent executes and delivers a Guarantee of the obligations under the Note Purchase Agreement or Purchaser Notes, the Parent shall contemporaneously therewith execute and deliver a Guarantee of the Obligations satisfactory in form and substance to the Administrative Agent; and

(x) other unsecured Indebtedness in an aggregate principal amount not exceeding the difference between $115,000,000 and the amount of outstanding Indebtedness under SECTION 6.01(a)(iv) hereof at any time outstanding, provided that the terms of such Indebtedness are reasonably acceptable to the Administrative Agent.

(b) None of the Loan Parties will, nor will they permit any Subsidiary to, issue any preferred stock (except for preferred stock (i) all dividends in respect of which are to be paid (and all other payments in respect of which are to be made) in additional shares of such preferred stock, in lieu of cash, (ii) that is not subject to redemption other than redemption at the option of the Loan Party issuing such preferred stock and (iii) all payments in respect of which are expressly subordinated to the Obligations) or be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of (i) any shares of capital stock of any Loan Party or (ii) any option, warrant or other right to acquire any such shares of capital stock.

SECTION 6.02. Liens. The Loan Parties will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created under the Loan Documents;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of any Loan Party set forth in Schedule 6.02, provided that (i) such Lien shall not apply to any other property or asset of any Loan Party and (ii) such Lien shall secure only those obligations that it secures as of the Closing Date, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired by any Loan Party, provided that (i) such Liens secure Indebtedness permitted by clause (iv) of SECTION 6.01(a), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring such fixed or capital assets and (iv) such Liens shall not extend to any other property or assets of the Loan Parties;

(e) Liens of a consignor of merchandise to the Borrower or a Subsidiary on such consignor’s merchandise; and

(f) Liens to secure Indebtedness permitted by clause (v) of SECTION 6.01(a), provided that such Liens shall not apply to any property or assets of the Loan Parties other than the Real Estate so financed or refinanced or which is the subject of a sale-leaseback transaction.

SECTION 6.03. Fundamental Changes.

(a) The Loan Parties will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, mergers may take place in connection with Permitted Acquisitions.

(b) The Loan Parties will not engage in any business other than businesses of the type conducted by the Loan Parties on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Loan Parties will not purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any Investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) Investments existing on the Closing Date, and set forth on Schedule 6.04;

(c) Loans or advances made by the Parent to the Borrower;

(d) Equity Investments made by the Parent in the Borrower;

(e) Guarantees constituting Indebtedness permitted by SECTION 6.01;

(f) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(g) Permitted Acquisitions;

(h) Loans or advances to employees for the purpose of travel or entertainment in the ordinary course of business in an amount not to exceed $500,000 in the aggregate at any time outstanding, and loans or advances to employees for the purpose of relocation in the ordinary course of business in an amount not to exceed $3,000,000 in the aggregate at any time outstanding;

(i) Loans or advances not to exceed $50,000,000 in the aggregate at any time outstanding to a Subsidiary of the Borrower for the purpose of an Investment in, a purchase of stock or equity interest in, a purchase of all or a substantial part of the assets or properties of any Person relating to the pharmacy benefit management industry, or any transaction, merger or consolidation or acquisition of all or a substantial portion of the assets of any Person relating to the pharmacy benefit management industry, provided that prior to any Loan Party making such loans or advances, the Borrower shall have had Excess Availability for each of the sixty (60) days prior to the date of such loan or advance, and shall have projected Excess Availability for each of the ninety (90) days after giving effect to such loan or advance, of at least twenty-five percent (25%) of the then Borrowing Base; and

(j) Other Investments not to exceed $50,000,000 in the aggregate at any time outstanding, provided that with respect to all Investments which result in the aggregate permitted under this clause (j) to exceed $10,000,000, prior to making any such Investment, the Borrower shall have had Excess Availability for each of the sixty (60) days prior to the date of such Investment, and shall have projected Excess Availability for each of the ninety (90) days after giving effect to such Investment, of at least twenty-five percent (25%) of the then Borrowing Base.

SECTION 6.05. Asset Sales. The Loan Parties will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any capital stock, nor will the Loan Parties permit any of the Subsidiaries to issue any additional shares of its capital stock or other ownership interest in such Subsidiary, except:

(a) (i) sales of Inventory in the ordinary course of business, or (ii) sales of used, uneconomical, obsolete, worn out or surplus assets (other than Collateral) and equipment, or (iii) Permitted Investments, in each case in the ordinary course of business;

(b) sales, transfers and dispositions among the Loan Parties and their Subsidiaries, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with SECTION 6.07;

(c) dispositions of equipment and Real Estate to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property, or (iii) the board of directors or senior management of the Borrower has determined in good faith that the failure to replace such property will not be detrimental to the business of the Borrower;

(d) sale-leaseback transactions involving any Loan Party’s Real Estate as long as if the Administrative Agent so requests, the Administrative Agent shall have received an intercreditor agreement executed by the purchaser of such Real Estate permitting the Collateral Agent access to the premises for purposes of exercising remedies against the Collateral on terms and conditions reasonably satisfactory to the Administrative Agent; and

(e) store closings and dispositions of assets contained in any closed stores not to exceed fifty (50) stores in the aggregate after the Closing Date (net of any new stores opened for business after the Closing Date and inventoried at levels consistent with past practices).

provided that all sales, transfers, leases and other dispositions permitted hereby (other than sales, transfers and other disposition permitted under clause (b)) shall be made at arm’s length and for fair value and solely for cash consideration; and further provided that the authority granted under clauses (a) through (e) hereof (other than clause (a)(i)) may be terminated in whole or in part by the Agents upon the occurrence and during the continuance of any Specified Event of Default.

SECTION 6.06. Restricted Payments; Certain Payments of Indebtedness.

(a) The Loan Parties will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except as long as no Default or Event of Default exists or would arise therefrom (i) the Loan Parties may declare and pay dividends with respect to their capital stock payable solely in additional shares of or warrants to purchase their common stock, (ii) the Parent may cause splits or reclassifications of its stock into additional or other shares of its common stock, (iii) the Subsidiaries of the Parent may declare and pay cash dividends to any Loan Party, (iv) the Subsidiaries of the Parent may declare and pay cash dividends to the Parent for the purpose of the Parent’s paying dividends declared to its stockholders, and (v) stock repurchases or redemptions of the Parent’s capital stock.

(b) The Loan Parties will not, and will not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash securities or other property) of or in respect of principal of, interest on, or fees or other charges with respect to any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i) as long as no Default or Event of Default then exists or would arise as a result of the making of the subject repayment, redemption or repurchase, the repayment, redemption, or repurchase of Indebtedness evidenced by the Note Purchase Agreement and the Purchaser Notes;

(ii) payment of mandatory interest and principal payments as and when due in respect of any other Indebtedness permitted hereunder; and

(iii) refinancings of Indebtedness described in clauses (i) and (ii), above, to the extent permitted by SECTION 6.01.

SECTION 6.07. Transactions with Affiliates. The Loan Parties will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, officers or directors, except as otherwise permitted in this Agreement or for transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Loan Parties or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties.

SECTION 6.08. Restrictive Agreements. The Loan Parties will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Loan Parties or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Loan Parties or any other Subsidiary or to guarantee Indebtedness of the Loan Parties or any other Subsidiary, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iii) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment or subleasing thereof.

SECTION 6.09. Amendment of Material Documents. The Loan Parties will not amend, modify or waive any of its rights under (a) its Charter Documents, to the extent that such amendment, modification or waiver would reasonably likely have a Material Adverse Effect, (b) the Note Purchase Agreement and related documents, or (c) any other instruments, documents or agreements, in each case with respect to this clause (d), to the extent that such amendment, modification or waiver would be materially adverse to the interests of the Lenders.

SECTION 6.10. Additional Subsidiaries. The Loan Parties will not, and will not permit any Subsidiary to, create any additional Subsidiary unless no Default or Event of Default would arise therefrom and the requirements of SECTION 5.12 are satisfied.

SECTION 6.11. Minimum Excess Availability. The Loan Parties shall maintain, at all times, Excess Availability of not less than an amount equal to ten percent (10%) of the Borrowing Base.

SECTION 6.12. Fiscal Year. The Parent and its Subsidiaries shall not change their Fiscal Year without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed.

SECTION 6.13. Environmental Laws. The Loan Parties shall not (a) fail to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, or (b) become subject to any Environmental Liability, in each case which is reasonably likely to have a Material Adverse Effect.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Loan Parties shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Loan Parties shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this SECTION 7.01) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Loan Parties shall fail to observe or perform any covenant, condition or agreement contained in SECTIONS 2.22, 5.01(f), 5.07 (with respect to insurance covering the Collateral), 5.08 (with respect to the conduct of appraisals and commercial finance examinations), or 5.11, or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b), (c), or (d) of this SECTION 7.01), and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Borrower;

(f) any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to the expiration of any grace or cure period set forth therein);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or of a substantial part of its assets, under any federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this SECTION 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any Collateral or any material assets of any Loan Party to enforce any such judgment;

(l) any non-monetary judgment or order shall have been rendered against any Loan Party or any of its Subsidiaries that is reasonably likely to have a Material Adverse Effect and there shall be any period of twenty (20) consecutive days during which a stay of enforcement of such judgment or other order, by reason of a pending appeal or otherwise, shall not be in effect.

(m) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in liability of the Loan Parties in an aggregate amount exceeding $25,000,000;

(n)        (i) any challenge by or on behalf of any Loan Party or any other Person to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto;

(ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except as a result of any acts or omissions of any Agent or the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents;

(o) the occurrence of any uninsured loss to any material portion of the Collateral;

(p) the indictment of, or institution of any legal process or proceeding against, any Loan Party, under any federal, state, municipal, and other civil or criminal statute, rule, regulation, order, or other requirement having the force of law where the relief, penalties, or remedies sought or available include the forfeiture of any Collateral or any material property of any Loan Party;

(q) the imposition of any stay or other order, the effect of which would reasonably be to restrain the conduct by the Loan Parties, taken as a whole, of their business in the ordinary course;

(r) the determination by the Borrower, whether by vote of the Borrower’s directors or otherwise to: suspend the operation of the Borrower’s business in the ordinary course, liquidate all or a material portion of the Borrower’s assets or store locations, or employ an agent or other third party to conduct a program of closings, liquidations or “Going-Out-Of-Business” sales of any material portion of the business;

(s) the occurrence of any default by the Borrower under the Note Purchase Agreement or the Purchaser Notes; or

(t) any Change in Control;

then, and in every such event (other than an event with respect to any Loan Party described in clause (h) or (i) of this SECTION 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Loan Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; and in case of any event with respect to any Loan Party described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of the Loan Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

SECTION 7.02. When Continuing.

For all purposes under this Agreement, each Default and Event of Default that has occurred shall be deemed to be continuing at all times thereafter unless it either (a) is cured or corrected to the reasonable written satisfaction of the Lenders in accordance with SECTION 9.02, or (b) is waived in writing by the Lenders in accordance with SECTION 9.02.

SECTION 7.03. Remedies on Default.

In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the maturity of the Loans shall have been accelerated pursuant hereto, the Administrative Agent may proceed to protect and enforce its rights and remedies under this Agreement, the Notes or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agents or the Lenders. No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

SECTION 7.04. Application of Proceeds.

After the occurrence of an Event of Default and acceleration of the Obligations or upon the occurrence of a Trigger Event (as defined in the Collateral Agency Agreement), all proceeds realized from any Loan Party or on account of any Collateral shall, subject to the terms of the Collateral Agency Agreement, be applied as follows:

FIRST, to the payment of all reasonable costs and expenses incurred by the Agents in connection with such collection or sale or otherwise in connection with this Agreement or any of the Obligations (other than Obligations described in clause (c) of the definition of “Obligations”), including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Agents hereunder or under any other Loan Document on behalf of any Loan Party and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder, under any other Loan Document;

SECOND, to the payment of accrued and unpaid interest and principal on the Swingline Loans;

THIRD, to the payment of accrued and unpaid interest on the Revolving Loans;

FOURTH, to the payment of outstanding principal on the Revolving Loans;

FIFTH, to the Cash Collateral Account as collateral for Letter of Credit Outstandings up to 103% thereof;

SIXTH, to the payment of all fees due to the Administrative Agent, the Lenders and the Issuing Bank under the Loan Documents (other than fees with respect to Obligations described in clause (c) of the definition of “Obligations”);

SEVENTH, to the payment of all other Obligations of the Loan Parties (including, without limitation, any obligations under any Hedging Agreements); and

EIGHTH, to the Loan Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

ARTICLE VIII

The Agents

SECTION 8.01. Administration by Administrative Agent.

Each Lender, the Collateral Agent and the Issuing Bank hereby irrevocably designate Bank of America as Administrative Agent under this Agreement and the other Loan Documents. The general administration of the Loan Documents shall be by the Administrative Agent. The Lenders, the Collateral Agent and the Issuing Bank each hereby irrevocably authorizes the Administrative Agent (i) to enter into the Loan Documents to which it is a party and (ii) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents and the Notes as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto. The Administrative Agent shall have no duties or responsibilities except as set forth in this Agreement and the remaining Loan Documents, nor shall it have any fiduciary relationship with any Lender, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.

SECTION 8.02. The Collateral Agent.

Each Lender, the Administrative Agent and the Issuing Bank hereby irrevocably (i) designate Bank of America as Collateral Agent under this Agreement and the other Loan Documents, (ii) authorize the Collateral Agent to enter into the Collateral Documents and the other Loan Documents to which it is a party and to perform its duties and obligations thereunder, together with all powers reasonably incidental thereto, and (iii) agree and consent to all of the provisions of the Security Documents. All Collateral shall be held or administered by the Collateral Agent (or its duly-appointed agent) for its benefit and for the ratable benefit of the other Secured Parties. Any proceeds received by the Collateral Agent from the foreclosure, sale, lease or other disposition of any of the Collateral and any other proceeds received pursuant to the terms of the Security Documents or the other Loan Documents shall, subject to the terms of the Collateral Agency Agreement, be paid over to the Administrative Agent for application as provided in SECTIONS 2.23 or 7.04, as applicable. The Collateral Agent shall have no duties or responsibilities except as set forth in this Agreement and the remaining Loan Documents, nor shall it have any fiduciary relationship with any Lender, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Collateral Agent.

SECTION 8.03. Sharing of Excess Payments.

Each of the Lenders, the Agents and the Issuing Bank agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Loan Parties, including, but not limited to, a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender, any Agent or the Issuing Bank under any applicable bankruptcy, insolvency or other similar law, or otherwise, obtain payment in respect of the Obligations owed it (an “excess payment”) as a result of which such Lender, such Agent or the Issuing Bank has received payment of any Loans or other Obligations outstanding to it in excess of the amount that it would have received if all payments at any time applied to the Loans and other Obligations had been applied in the order of priority set forth in SECTION 7.04, then such Lender, Agent or the Issuing Bank shall promptly purchase at par (and shall be deemed to have thereupon purchased) from the other Lenders, such Agent and the Issuing Bank, as applicable, a participation in the Loans and Obligations outstanding to such other Persons, in an amount determined by the Administrative Agent in good faith as the amount necessary to ensure that the economic benefit of such excess payment is reallocated in such manner as to cause such excess payment and all other payments at any time applied to the Loans and other Obligations to be effectively applied in the order of priority set forth in SECTION 7.04 in proportion to its Commitment Percentages; provided, that if any such excess payment is thereafter recovered or otherwise set aside such purchase of participations shall be correspondingly rescinded (without interest). The Loan Parties expressly consent to the foregoing arrangements and agree that any Lender, any Agent or the Issuing Bank holding (or deemed to be holding) a participation in any Loan or other Obligation may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by such Loan Party to such Lender, such Agent or the Issuing Bank as fully as if such Lender, Agent or the Issuing Bank held a Note and was the original obligee thereon, in the amount of such participation.

SECTION 8.04. Agreement of Required Lenders.

(a) Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of only the Required Lenders, action shall be taken by the Agents for and on behalf or for the benefit of all Lenders upon the direction of the Required Lenders, and any such action shall be binding on all Lenders, and (ii) upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Required Supermajority Lenders, action shall be taken by the Agents for and on behalf or for the benefit of all Lenders upon the direction of the Required Supermajority Lenders and any such action shall be binding on all Lenders. No amendment, modification, consent, or waiver shall be effective except in accordance with the provisions of SECTION 9.02.

(b) Upon the occurrence of an Event of Default, the Agents shall (subject to the provisions of SECTION 9.02 and the Collateral Agency Agreement) take such action with respect thereto as may be reasonably directed by the Required Lenders; provided that unless and until the Agents shall have received such directions, the Agents may (but shall not be obligated to) take such action as it shall deem advisable in the best interests of the Lenders. In no event shall the Agents be required to comply with any such directions to the extent that the Agents believe that the Agents’ compliance with such directions would be unlawful.

SECTION 8.05. Liability of Agents.

(a) Each of the Agents, when acting on behalf of the Lenders and the Issuing Bank, may execute any of its respective duties under this Agreement by or through any of its respective officers, agents and employees, and none of the Agents nor their respective directors, officers, agents or employees shall be liable to the Lenders or the Issuing Bank or any of them for any action taken or omitted to be taken in good faith, or be responsible to the Lenders or the Issuing Bank or to any of them for the consequences of any oversight or error of judgment, or for any loss, except to the extent of any liability imposed by law by reason of such Agent’s own gross negligence or willful misconduct. The Agents and their respective directors, officers, agents and employees shall in no event be liable to the Lenders or the Issuing Bank or to any of them for any action taken or omitted to be taken by them pursuant to instructions received by them from the Required Lenders, or Required Supermajority Lenders, or in accordance with the Collateral Agency Agreement, as applicable, or in reliance upon the advice of counsel selected by it. Without limiting the foregoing, none of the Agents, nor any of their respective directors, officers, employees, or agents (i) shall be responsible to any Lender or the Issuing Bank for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any recital, statement, warranty or representation in, this Agreement, any Loan Document or any related agreement, document or order, or (ii) shall be required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants, or agreements of this Agreement or any of the Loan Documents, or (iii) shall be responsible to any Lender or the Issuing Bank for the state or condition of any properties of the Borrower or any other obligor hereunder constituting Collateral for the Obligations of the Borrower hereunder, or any information contained in the books or records of the Borrower; or (iv) shall be responsible to any Lender or the Issuing Bank for the validity, enforceability, collectibility, effectiveness or genuineness of this Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; or (v) shall be responsible to any Lender or the Issuing Bank for the validity, priority or perfection of any lien securing or purporting to secure the Obligations or the value or sufficiency of any of the Collateral.

(b) The Agents may execute any of their duties under this Agreement or any other Loan Document by or through their agents or attorneys-in-fact, and shall be entitled to the advice of counsel concerning all matters pertaining to its rights and duties hereunder or under the Loan Documents. The Agents shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by them with reasonable care.

(c) None of the Agents nor any of their respective directors, officers, employees, or agents shall have any responsibility to the Loan Parties on account of the failure or delay in performance or breach by any Lender (other than by the Agent in its capacity as a Lender) or the Issuing Bank of any of their respective obligations under this Agreement or the Notes or any of the Loan Documents or in connection herewith or therewith.

(d) The Agents shall be entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, affidavit, or other document or writing believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including, without, limitation, counsel to the Loan Parties), independent accountants and other experts selected by the Agents. The Agents shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless they shall first receive such advice or concurrence of the Required Lenders as they deem appropriate or they shall first be indemnified to their satisfaction by the Lenders against any and all liability and expense which may be incurred by them by reason of the taking or failing to take any such action.

SECTION 8.06. Notice of Default.

The Agents shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agents have actual knowledge of the same or has received notice from a Lender or the Loan Parties referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Agents obtain such actual knowledge or receive such a notice, the Agents shall give prompt notice thereof to each of the Lenders. The Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders. Unless and until the Agents shall have received such direction, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as they shall deem advisable in the best interest of the Lenders.

SECTION 8.07. Lenders’ Credit Decisions.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender, and based on the financial statements prepared by the Loan Parties and such other documents and information as it has deemed appropriate, made its own credit analysis and investigation into the business, assets, operations, property, and financial and other condition of the Loan Parties and has made its own decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in determining whether or not conditions precedent to closing any Loan hereunder have been satisfied and in taking or not taking any action under this Agreement and the other Loan Documents.

SECTION 8.08. Reimbursement and Indemnification.

Without limiting the Loan Parties’ obligations hereunder, each Lender agrees (i) to reimburse (x) each Agent for such Lender’s Commitment Percentage of any expenses and fees incurred by such Agent for the benefit of the Lenders or the Issuing Bank under this Agreement and any of the other Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders or the Issuing Bank, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by the Loan Parties and (y) each Agent for such Lender’s Commitment Percentage of any expenses of such Agent incurred for the benefit of the Lenders or the Issuing Bank that the Loan Parties have agreed to reimburse pursuant to SECTION 9.03 and has failed to so reimburse and (ii) to indemnify and hold harmless the Agents and any of their directors, officers, employees, or agents, on demand, in the amount of such Lender’s Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the other Loan Documents to the extent not reimbursed by the Loan Parties (except such as shall result from their respective gross negligence or willful misconduct). The provisions of this SECTION 8.08 shall survive the repayment of the Obligations and the termination of the Commitments.

SECTION 8.09. Rights of Agents.

It is understood and agreed that Bank of America shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with the Borrower, as though it were not the Administrative Agent or the Collateral Agent, respectively, of the Lenders under this Agreement. The Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of commercial or investment banking, trust, advisory or other business with the Loan Parties and their Subsidiaries and Affiliates as if it were not the Agent hereunder.

SECTION 8.10. Independent Lenders and Issuing Bank.

The Lenders and the Issuing Bank each acknowledge that they have decided to enter into this Agreement and to make the Loans or issue the Letters of Credit hereunder based on their own analysis of the transactions contemplated hereby and of the creditworthiness of the Loan Parties and agrees that the Agents shall bear no responsibility therefor.

SECTION 8.11. Notice of Transfer.

The Agents may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Loans for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in SECTION 9.04(b).

SECTION 8.12. Successor Agent.

Subject to the terms of the Collateral Agency Agreement, any Agent may resign at any time by giving five (5) Business Days’ written notice thereof to the Lenders, the Issuing Bank, the other Agents and the Borrower. Upon any such resignation of any Agent, subject to the Collateral Agency Agreement, the Required Lenders shall have the right to appoint a successor Agent, which so long as there is no Default or Event of Default, shall be reasonably satisfactory to the Borrower (whose consent shall not be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, the retiring Agent may, on behalf of the Lenders, the other Agents and the Issuing Bank, appoint a successor Agent which shall be a Person capable of complying with all of the duties of such Agent (and the Issuing Bank), hereunder (in the opinion of the retiring Agent and as certified to the Lenders in writing by such successor Agent) which, so long as there is no Default or Event of Default, shall be reasonably satisfactory to the Borrower (whose consent shall not be unreasonably withheld or delayed. Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation hereunder as such Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement.

SECTION 8.13. Reports and Financial Statements.

(a) Promptly after receipt thereof from the Borrower, the Administrative Agent shall remit to each Lender and the Collateral Agent copies of all financial statements required to be delivered by the Borrower hereunder and all commercial finance examinations and appraisals of the Collateral received by the Administrative Agent.

(b) Each Lender (i) expressly agrees and acknowledges that the Administrative Agent makes no representation or warranty as to the accuracy of the information so furnished, (ii) the Administrative Agent shall not be liable for any information contained in any report or information, (iii) expressly agrees and acknowledges that the reports and information are not comprehensive audits or examinations, that the Administrative Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel, (iv) agrees to keep all reports and information confidential and strictly for its internal use, and not to distribute except to its participants, or use any report or information in any other manner; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (A) to hold the Agents harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any report or information in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Letter of Credit of the Borrower; and (B) to pay and protect, and indemnify, defend, and hold the Agents harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agents as the direct or indirect result of any third parties who might obtain all or part of any report or information through the indemnifying Lender.

SECTION 8.14. Delinquent Lender.

If for any reason any Lender shall fail or refuse to abide by its obligations under this Agreement, including without limitation its obligation to make available to Administrative Agent its Commitment Percentage of any Revolving Loans, expenses or setoff or purchase its Commitment Percentage of a participation interest in the Swingline Loans (a “Delinquent Lender”) and such failure is not cured within ten (10) days of receipt from the Administrative Agent of written notice thereof, then, in addition to the rights and remedies that may be available to Agents, other Lenders, the Loan Parties or any other party at law or in equity, and not at limitation thereof, (i) such Delinquent Lender’s right to participate in the administration of, or decision-making rights related to, the Loans, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, and (ii) a Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Loan Parties, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-delinquent Lenders for application to, and reduction of, their proportionate shares of all outstanding Loans until, as a result of application of such assigned payments the Lenders’ respective Commitment

Percentage of all outstanding Loans shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency. The Delinquent Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Delinquent Lender of its Commitment Percentage of any Loans, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at the rate set forth in SECTION 2.11 hereof from the date when originally due until the date upon which any such amounts are actually paid.

The non-delinquent Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to acquire for no cash consideration, (pro rata, based on the respective Commitments of those Lenders electing to exercise such right) the Delinquent Lender’s Commitment to fund future Loans (the “Delinquent Lender’s Future Commitment”). Upon any such purchase of the Commitment Percentage of any Delinquent Lender’s Future Commitment, the Delinquent Lender’s share in future Loans and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Delinquent Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance. Each Delinquent Lender shall indemnify the Agents and each non-delinquent Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by any Agent or by any non-delinquent Lender, on account of a Delinquent Lender’s failure to timely fund its Commitment Percentage of a Loan or to otherwise perform its obligations under the Loan Documents.

SECTION 8.15. Agency for Perfection.

Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agents and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other Applicable Law of the United States of America can be perfected only by possession. Should any Lender (other than the Agents) obtain possession of any such Collateral, such Lender shall notify the Agents thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

SECTION 8.16. Arranger, Co-Syndication Agents, and Co-Documentation Agents.

Notwithstanding the provisions of this Agreement or any of the other Loan Documents, the Co-Syndication Agents and the Co-Documentation Agents, and except as provided in the commitment letter for this transaction, the Arranger, shall have no powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to any Loan Party, to it at 141 North Civic Drive, Walnut Creek, California 94596, Attention: Chief Financial Officer (Telecopy No. (925) 210-6886), with a copy to Attention: Corporate Secretary (Telecopy No. (925) 210-6336);

(ii) if to the Administrative Agent or the Collateral Agent, or the Swingline Lender to Bank of America, N.A., 40 Broad Street, Boston, Massachusetts 02109, Attention: Andrea Liporace (Telecopy No. (617) 434-4312), with a copy to Riemer & Braunstein, LLP, Three Center Plaza, Boston, Massachusetts 02108, Attention: David S. Berman, Esquire (Telecopy No. (617) 880-3456);

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(b) if to any other Lender, to it at its address (or telecopy number) set forth on the signature pages hereto or on any Assignment and Acceptance for such Lender.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Agents, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or Consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Agents, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agents and the Loan Parties that are parties thereto, in each case with the Consent of the Required Lenders (and in accordance with the Collateral Agency Agreement, if applicable), provided that no such agreement shall (i) increase the

Commitment of any Lender without the Consent of such Lender or increase the Total Commitments to an amount greater than $345,000,000, (ii) reduce the principal amount of any Loan or L/C Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the Consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or L/C Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of the Commitments or the Maturity Date, without the Consent of each Lender affected thereby, (iv) change SECTIONS 2.02, 2.19, 2.22, or 2.23 or 7.04, without the Consent of each Lender, (v) change any of the provisions of this SECTION 9.02 or the definition of the term “Required Lenders” or “Required Supermajority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the Consent of each Lender, (vi) release any Loan Party from its obligations under any Loan Document, or limit its liability in respect of such Loan Document, without the Consent of each Lender, (vii) except for sales described in SECTION 6.05 or as permitted in the Security Documents and the Collateral Agency Agreement, release any material portion of the Collateral from the Liens of the Security Documents, without the Consent of each Lender, (viii) change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrower would be increased, without the Consent of each Lender, provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves (other than the Availability Reserve for Indebtedness under the Note Purchase Agreement and the Purchaser Notes (which may not be eliminated or the manner of calculation thereof modified without the Consent of each Lender)), (ix) increase the Permitted Overadvance, without the Consent of each Lender, (x) subordinate the Obligations hereunder, or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the prior Consent of each Lender, and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agents or the Issuing Bank without the prior written consent of the Agents or the Issuing Bank, as the case may be.

(c) Notwithstanding anything to the contrary contained herein, no modification, amendment or waiver which increases the maximum amount of the Swingline Loans to an amount in excess of $25,000,000 (or such greater amount to which such limit has been previously increased in accordance with the provisions of this SECTION 9.02(c)) shall be made without the Consent of the Required Supermajority Lenders.

(d) Notwithstanding anything to the contrary contained in this SECTION 9.02, in the event that the Borrower requests that this Agreement or any other Loan Document be modified, amended or waived in a manner which would require the Consent of the Lenders pursuant to SECTIONS 9.02(b) or 9.02(c) and such amendment is approved by the Required Lenders, but not by the percentage of the Lenders set forth in said SECTIONS 9.02(b) or 9.02(c), as applicable, the Borrower, and the Required Lenders shall be permitted to amend this Agreement without the Consent of the Lender or Lenders which did not agree to the modification or amendment requested by the Borrower (such Lender or Lenders, collectively the “Minority Lenders”) to provide for (w) the termination of the Commitment of each of the Minority Lenders, (x) the addition to this Agreement of one or more other financial institutions, or an increase in the Commitment of one or more of the Required Lenders, so that the aggregate Commitments after giving effect to such amendment shall be in the same amount as the aggregate Commitments immediately before giving effect to such amendment, (y) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new or increasing Lender or Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans (including principal, interest, and fees) of the Minority Lenders immediately before giving effect to such amendment and (z) such other modifications to this Agreement or the Loan Documents as may be appropriate and incidental to the foregoing.

(e) No notice to or demand on any Loan Party shall entitle any Loan Party to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not a Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by a Lender, or any holder of a Note, shall bind any Person subsequently acquiring a Note, whether or not a Note is so marked. No amendment to this Agreement or any other Loan Document shall be effective against the Borrower unless signed by the Borrower or other applicable Loan Party.

SECTION 9.03. Expenses; Indemnity; Damage Waiver(a) The Loan Parties shall jointly and severally pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents, outside consultants for the Agents, appraisers, for commercial finance examinations and environmental site assessments, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable out-of-pocket expenses incurred by the Agents, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel and any outside consultants for the Agents, the Issuing Bank or any Lender, for appraisers, commercial finance examinations, and environmental site assessments, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that the Lenders who are not the Agents or the Issuing Bank shall be entitled to reimbursement for no more than one counsel representing all such Lenders (absent a conflict of interest in which case the Lenders may engage and be reimbursed for additional counsel).

(b) The Loan Parties shall, jointly and severally, indemnify the Agents, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated by the Loan Documents or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Loan Party or any of the Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of the Subsidiaries, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee or any Affiliate of such Indemnitee (or of any officer, director, employee, advisor or agent of such Indemnitee or any such Indemnitee’s Affiliates). In connection with any indemnified claim hereunder, the Indemnitee shall be entitled to select its own counsel and the Loan Parties shall promptly pay the reasonable fees and expenses of such counsel.

(c) To the extent that any Loan Party fails to pay any amount required to be paid by it to the Agents or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agents or the Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agents or the Issuing Bank. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the Total Commitments at the time.

(d) To the extent permitted by Applicable Law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated by the Loan Documents, any Loan or Letter of Credit or the use of the proceeds thereof. The Loan Parties further agree that no Indemnitee shall have any liability to the Loan Parties, any Person asserting claims by or on behalf of any Loan Party or any other Person in connection with this Agreement or the other Loan Documents except (i) for breach of the Indemnitee’s obligations under this Agreement and the other Loan Documents, or (ii) the Indemnitee’s gross negligence, willful misconduct or bad faith.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any such attempted assignment or transfer without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Borrower (but only after completion of the initial syndication and if no Default then exists), the Agents and the Issuing Bank must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Administrative Agent otherwise consents, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, and, after completion of the syndication of the Loans, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of SECTION 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) The Administrative Agent, acting for this purpose as an agent of the Loan Parties, shall maintain at one of its offices in Boston, Massachusetts a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Loan Parties, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of the Loan Parties, the Agents, and the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agents, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation in the Commitments, the Loans and the Letters of Credit Outstandings shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to SECTION 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of SECTION 2.24, 2.26 and 2.27 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this SECTION so long as such Participant complies with the relevant obligations relating thereto as if it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of SECTION 9.08 as though it were a Lender, provided such Participant agrees to be subject to SECTION 2.26(c) as though it were a Lender. Each Lender, acting for this purpose as an agent of the Loan Parties, shall maintain at its offices a record of each agreement or instrument effecting any participation and a register for the recordation of the names and addresses of its Participants and their rights with respect to principal amounts and other Obligations from time to time (each a “Participation Register”). The entries in each Participation Register shall be conclusive and the Loan Parties, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in a Participant Register as a Participant for all purposes of this Agreement (including, for the avoidance of doubt, for purposes of entitlement to benefits under SECTIONS 2.24, 2.26, 2.27 or 9.08). The Participation Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(f) A Participant shall not be entitled to receive any greater payment under SECTION 2.24 or 2.27 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of SECTION 2.27 unless (i) the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with SECTION 2.27(e) as though it were a Lender and (ii) such Participant is eligible for exemption from the withholding Tax referred to therein, following compliance with SECTION 2.27(e).

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. SECTION 341, and this SECTION shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival.

All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of SECTIONS 2.24, 2.27 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all contemporaneous or previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in SECTION 4.01, this Agreement shall become effective when it shall have been executed by the Agents and the Lenders and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. In the event of a conflict between the provisions of the Collateral Agency Agreement and the provisions of this Agreement, as between the parties hereto this Agreement shall control.

SECTION 9.07. Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Loan Parties against any of and all the obligations of the Loan Parties now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this SECTION are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) The Loan Parties agree that any suit for the enforcement of this Agreement or any other Loan Document may be brought in any New York state or federal court sitting in the Borough of Manhattan in New York City as the Administrative Agent may elect in its sole discretion and consent to the non-exclusive jurisdiction of such courts. The Loan Parties hereby waive any objection which they may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum. The Loan Parties agree that any action commenced by any Loan Party asserting any claim or counterclaim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in any New York state or federal court sitting in the Borough of Manhattan in New York City as the Administrative Agent may elect in its sole discretion and consent to the exclusive jurisdiction of such courts with respect to any such action.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in SECTION 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH ANY LOAN PARTY, ANY AGENT, ANY ISSUING BANK, THE ARRANGER, ANY LENDER OR ANY

PARTICIPANT IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST ANY LOAN PARTY, ANY AGENT, THE ARRANGER, AND/OR SUCH LENDER OR PARTICIPANT OR IN WHICH ANY LOAN PARTY, ANY AGENT, ANY ISSUING BANK, THE ARRANGER, OR SUCH LENDER OR PARTICIPANT, IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN ANY LOAN PARTY OR ANY OTHER PERSON AND ANY AGENT, THE ARRANGER, ANY ISSUING BANK, OR SUCH LENDER OR PARTICIPANT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this SECTION shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.13. Additional Waivers.

(a) The Obligations are the joint and several obligations of each Loan Party. To the fullest extent permitted by Applicable Law, the obligations of each Loan Party hereunder shall not be affected by (i) the failure of any Agent or any other Secured Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement, any other Loan Document, or any other agreement, including with respect to any other Loan Party, or (iii) the failure to perfect any security interest in, or the release of, any of the security held by or on behalf of the Collateral Agent or any other Secured Party.

(b) To the fullest extent permitted by Applicable Law, the obligations of each Loan Party hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).

(c) To the fullest extent permitted by Applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations. The Collateral Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash. Pursuant to Applicable Law, each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d) Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior payment in full of the Obligations. Notwithstanding the foregoing, prior to the occurrence of an Event of Default, any Loan Party may make payments to any other Loan Party on account of any such indebtedness. After the occurrence and during the continuance of an Event of Default, none of the Loan Parties will demand, sue for, or otherwise attempt to collect any such indebtedness.

(e) Without limiting the generality of the foregoing, or of any other waiver or other provision set forth in this Agreement, each Loan Party hereby absolutely, knowingly, unconditionally, and expressly waives any and all claim, defense or benefit arising directly or indirectly under any one or more of Sections 2787 to 2855 inclusive of the California Civil Code or any similar law of California.

SECTION 9.14. Confidentiality.

Each of the Lenders agrees that it will use its best efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, counsel or other professional advisors, to affiliates or to another Lender if the Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information) any information with respect to the Borrower or any other Loan Party which is furnished pursuant to this Agreement provided that any Lender may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, (e) in connection with the enforcement of remedies under this Agreement and the other Loan Documents, and (f) to any prospective transferee in connection with any contemplated transfer of any of the Loans or Notes or any interest therein by such Lender provided that such prospective transferee agrees to be bound by the provisions of this Section. The Loan Parties hereby agree that the failure of a Lender to comply with the provisions of this SECTION 9.14 shall not relieve the Loan Parties of any of its obligations to such Lender under this Agreement and the other Loan Documents. Notwithstanding anything to the contrary herein contained, and except to the extent reasonably necessary to comply with applicable securities laws, each party (and their respective employees, representatives and other agents) may disclose to any Person the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials (including opinions or other tax analyses) that are provided to such part relating to such tax treatment and tax structure.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as a sealed instrument as of the day and year first above written.

LONGS DRUG STORES CALIFORNIA, INC., as Borrower

By:	/s/ Steven F. McCann
Name:	Steven F. McCann
Title:	Senior Vice President, Chief
Financial Officer and Treasurer

By:	/s/ William J. Rainey
Name:	William J. Rainey
Title:	Senior Vice President, General Counsel and Secretary

BANK OF AMERICA, N.A.,
As Administrative Agent, as Collateral Agent, as Issuing Bank, as Swingline Lender and as Lender

By:	/s/ Stephen J. Garvin
Name:	Stephen J. Garvin
Title:	Managing Director

Address:
40 Broad Street, 10th Floor
Boston, Massachusetts 02109
Attn: Ms. Andrea Liporace
Telephone: (617) 434-2103
Telecopy: (617) 434-4312

FLEET NATIONAL BANK,
as Issuing Bank

By:	/s/ Stephen J. Garvin
Name:	Stephen J. Garvin
Title:	Managing Director

Address:
40 Broad Street
Boston, Massachusetts 02109
Attn: Ms. Andrea Liporace
Telephone: (617) 434-2103
Telecopy: (617) 434-4312

WELLS FARGO RETAIL FINANCE, LLC,
as Co-Syndication Agent and Lender

By:	/s/ Lynn S. Whitmore
Name:	Lynn S. Whitmore
Title:	Vice President

Address:
One Boston Place, Suite 1800
Boston, Massachusetts 02108
Attn: Ms. Lynn S. Whitmore
Telephone: (617) 854-7247
Telecopy: (617) 722-9485

GENERAL ELECTRIC CAPITAL CORPORATION,
as Co-Syndication Agent and Lender

By:	/s/ Todd Gronski
Name:	Todd Gronski
Title:	Duly Authorized Signer

Address:
201 Merritt 7
P.O. Box 5201
Norwalk, Connecticut 06856
Attn: Mr. Jim Bravyak
Telephone: (203) 956-4413
Telecopy: (203) 956-4002

THE CIT GROUP/BUSINESS CREDIT, INC.,
as Co-Documentation Agent and Lender

By:	/s/ Susan Williams
Name:	Susan Williams
Title:	Assistant Vice President

Address:
900 Ashwood Parkway, Suite 610
Atlanta, Georgia 30338
Attn: Ms. Susan Williams
Telephone: (678) 731-6788
Telecopy: (770) 522-7731

CONGRESS FINANCIAL CORPORATION (WESTERN),
as Co-Documentation Agent and Lender

By:	/s/ Jeffrey Scott
Name:	Jeffrey Scott
Title:	Vice President

Address:
251 South Lake Street, Suite 900
Pasadena, California 91101
Attn: Mr. Jeff Scott
Telephone: (626) 304-4951
Telecopy: (626) 304-4949

U.S. BANK NATIONAL ASSOCIATION,
as Lender

By:	/s/ Janet Jordan
Name:	Janet Jordan
Title:	Vice President

Address:
555 S.W. Oak Street, Suite 400
Portland, Oregon 97204
Attn: Ms. Janet E. Jordan
Telephone: (503) 275-5871
Telecopy: (503) 275-5428

UNION BANK OF CALIFORNIA, N.A.,
as Lender

By:	/s/ Ching Lim
Name:	Ching Lim
Title:	Vice President

Address:
445 South Figueroa Street, 13th Floor
Los Angeles, California 91104
Attn: Ms. Ching Lim
Telephone: (213) 236-5791
Telecopy: (213) 236-7636

By:	/s/ Karen R. Sessions
Name:	Karen R. Sessions
Title:	Vice President

Address:
445 South Figueroa Street, 13th Floor
Los Angeles, California 91104
Attn: Ms. Karen Sessions
Telephone: (213) 236-7045
Telecopy: (213) 236-6089

BANK OF HAWAII,
as Lender

By:	/s/ James C. Polk
Name:	James C. Polk
Title:	Senior Vice President

Address:
130 Merchant Street, 20th Floor
Honolulu, Hawaii 96813
Attn: Mr. James C. Polk
Telephone: (808) 537-8489
Telecopy: (808) 537-8301